Filed pursuant to Rule 424(b)(5).
A filing fee of $10,700.00 calculated in accordance
with Rule 457(a) and (r) has been transmitted
to the SEC in connection with the securities offered from
Registration Statement (File No. 333-132865)
PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MARCH 30, 2006
INTEL CORPORATION
$100,000,000 Unsecured Obligations to
Pay Deferred Compensation

Intel Corporation, a Delaware corporation (“Intel”), is offering up to $100,000,000 of its unsecured obligations to pay deferred compensation in the future to participants and beneficiaries of the Intel Corporation Sheltered Employee Retirement Plan Plus (the “Plan”), pursuant to the terms and conditions of the Plan, as described herein. Plan obligations are offered in any amount elected by participants pursuant to the Plan. Intel’s obligations to pay deferred compensation in the future arise as a result of participating employees’ deferral elections. Intel retains as part of Intel’s general funds the full amount deferred by participants pursuant to the Plan and records such obligations in bookkeeping accounts maintained on behalf of participating employees.

This prospectus supplement replaces and supersedes all earlier dated prospectuses relating to the Plan. This prospectus supplement should be read in conjunction with the prospectus dated March 30, 2006 which is attached at the end of this document, and with the prospectus supplement for the Intel Corporation 401(k) Savings Plan (the “401(k) Plan”), a free copy of which may be obtained by calling the SERP Service Center at (888) 401-SERP (888-401-7377) or by visiting NetBenefits at www.401k.com.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved these securities or passed upon the adequacy of this prospectus supplement or the prospectus dated March 30, 2006. Any representation to the contrary is a criminal offense.

This document, dated December 28, 2006, constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

PROSPECTUS SUPPLEMENT TABLE OF CONTENTS

(cont’d)
PROSPECTUS TABLE OF CONTENTS

S-ii

INTRODUCTION
This prospectus supplement relates to Intel’s obligations (the “Obligations”) under the Plan, offered to certain key Intel employees pursuant to the terms and conditions of the Plan. The Obligations are unsecured obligations of Intel to pay deferred compensation in the future in accordance with the Plan. A registration statement with respect to such Obligations under the Plan has been filed with the SEC (File No. 333-132865). (See “Securities Law Matters.”). The Obligations are purchase contracts of Intel.
The Plan was originally established on December 1, 1991. It has been amended and restated multiple times since then, most recently as of January 1, 2006. The Plan is not qualified under the Internal Revenue Code of 1986, as amended (the “Tax Code”). It is intended to be an unfunded capital accumulation/retirement plan maintained primarily for the purpose of providing deferred compensation for a select group of highly compensated management employees, as described in Section 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Although the Plan is subject to ERISA, it is exempt from the funding, participation, vesting, and fiduciary requirements of ERISA.
The Plan is designed to allow you to defer a portion of your eligible compensation in excess of Internal Revenue Service (“IRS”) imposed limits on 401(k) Plan contributions. In addition, the Plan also permits Intel to credit your account under the Plan with certain amounts attributable to discretionary contributions that are made under the Profit Sharing Retirement Plan (the “Profit Sharing Plan”). The Obligations attributable to any discretionary Intel contributions under the Profit Sharing Plan have not been registered with the SEC because such contributions, if any, are automatically credited to Plan accounts by Intel on behalf of Plan participants without such participants being obligated to make any deferred compensation contributions. Plan benefits are not insured by the Pension Benefit Guaranty Corporation, the U.S. government agency that insures defined benefit pension plans, nor does Intel make any guarantee with respect to any of the investment options.
This prospectus supplement is provided to each employee eligible to participate in the Plan. This prospectus supplement is only a summary of the more significant Plan provisions. To make this summary as clear and understandable as possible, some Plan rules are abbreviated and other Plan rules are not mentioned at all. The Plan documents and applicable laws and regulations (and not this prospectus supplement), will govern the rights and benefits under the Plan. If this prospectus supplement and the official Plan text conflict in any way, the official Plan text will control. When making important decisions based upon the provisions of the Plan, you should read the official Plan text and the 401(k) Plan prospectus supplement. You may obtain these items by calling the SERP Service Center at (888) 401-SERP (888-401-7377) or by writing to Intel Corporation, Attn: SERP Administration, 1900 Prairie City Road, FM3-224, Folsom, California 95630.
PLAN ADMINISTRATION
Intel is responsible for the general operation and administration of the Plan, and for carrying out and interpreting the Plan’s provisions. Intel’s Board of Directors has delegated administrative responsibility for the Plan to the Management SERP Administrative Committee, which currently consists of Intel employees. Intel’s Board of Directors has delegated investment responsibility to the Management Investment Policy Committee, which currently consists of Intel employees. The Management Investment Policy Committee is a committee composed of at least two members who are officers, directors or employees of Intel. Members of the Management Investment Policy Committee are appointed, and may be removed at any time, by Intel’s Finance Committee. Intel has contracted with Fidelity Investments to provide Plan recordkeeping services. To obtain additional information about the Plan and its administrators, you may contact the SERP Service Center at (888) 401-SERP. You may review your account and make certain changes via Fidelity’s NetBenefits web site at www.401(k).com. You may contact Intel directly through Intel’s SERP Administration Department at (800) 238-0486 or by writing to Intel Corporation, Attn: SERP Administration, 1900 Prairie City Road, FM3-224, Folsom, California 95630.

TERMS OF THE PLAN
Eligibility
Generally, Intel employees or employees of one of Intel’s subsidiaries participating in the Plan who are grades 10-20 or who have eligible earnings of at least two times the Social Security taxable wage base are eligible to make deferrals under the Plan. The following subsidiaries participate in the Plan: Intel International, Intel Massachusetts, Intel Sales & Service, Intel Data Services, Intel Online Services and Corollary Inc. Employees with actual earnings of $125,600 by August 31, 2006 are eligible to make deferral elections for 2007 under the Plan. “Eligible earnings” excludes stock option income, income from sales of Employee Stock Purchase Plan shares and relocation bonuses.
To be eligible to participate in the Plan, Intel must classify you as a member of a select group of management or highly compensated employees. Each year, generally at the end of August, Intel determines eligibility for the next Plan year on the basis of current annual earnings and managerial status as determined by grade level. Intel may reevaluate and readjust eligibility thresholds as necessary to ensure that eligibility is limited appropriately. Eligibility in one year does not guarantee that you will be eligible to participate in a subsequent year. In addition, you are not eligible to participate in the Plan if:
•	You are a non-resident alien with respect to the U.S. and derive no earned income from a U.S. source (unless Intel designates you as an eligible employee), or

•	Your employment is covered by a collective bargaining agreement (unless such agreement expressly provides for Plan participation), or

•	You are an employee, or a member of a group of employees, designated by Intel as ineligible to participate in the Plan, or

•	You are a leased employee (as defined in the Tax Code) and are providing service to any member of Intel’s affiliated group of companies.
Enrollment and Participation
Discretionary Intel Contributions: With respect to discretionary Intel contributions to the Profit Sharing Plan, your participation in the Plan will begin on the later of (a) the first day of the quarter which follows or coincides with the date you complete one year of service with Intel, or (b) the date you first become eligible to participate in the Plan. Contributions will generally be credited to your account in January or February of the year following the year in which your participation began.
When and How to Enroll for Employee Bonus Deferrals and Salary Deferrals: If you are eligible, you may enroll in the Plan enrollment period, which is generally in November. In order to participate in the Plan for 2007, you must have enrolled in the Plan before midnight (Eastern time), November 17, 2006. Newly hired employees may enroll in the plan no later than 30 days after their first day of employment. If you are eligible to participate in the Plan, you can enroll by visiting NetBenefits at www.401k.com or by calling the SERP Service Center at (888) 401-SERP (888-401-7377).
Salary Deferrals: If you want to defer any portion of your salary pursuant to the Plan, you must enroll in the Plan by the end of the enrollment period prior to each year in which you want to defer salary. Newly hired employees must enroll no later than 30 days after their first day of employment. Salary deferral elections do not carry over from year to year. You may elect to defer up to 50% (in whole percentages) of your salary eligible for deferral. “Salary” eligible for deferral includes not only your base compensation, but also your Employee Cash Bonus Program (ECBP) and other categories of compensation defined as eligible for deferral under the 401(k) Plan. Employee Bonus (EB) amounts may be deferred pursuant to a bonus deferral election. If you elect to participate in the Plan, your compensation will be reduced and the corresponding salary deferral will be credited to the Plan on your behalf in an amount equal to the percentage of your annual pay that you chose during the Plan enrollment period. Your taxable compensation will be reduced by such deferred amount without regard to whether your salary deferrals under the 401(k) Plan have reached the Tax Code contribution limits.

Bonus Deferrals: Each year, if you are enrolled in the Plan, you are entitled to defer any bonus that may be payable under Intel’s Employee Bonus Plan or any successor plans (“Employee Bonus”) in increments of 25%, 50% or 100% of the total Employee Bonus, subject to adjustment for any necessary tax withholding. You may specify different deferral percentages for your salary and Employee Bonus deferrals. If you choose to defer 100% of your Employee Bonus, the deferral amount will also be reduced by amounts that you have elected to contribute to the Employee Stock Purchase Plan. If you elect to defer any part of your Employee Bonus, you must elect to do so during the Plan enrollment period in the year prior to the year in which you earn your Employee Bonus. For example, if you elect to defer any part of your Employee Bonus to be earned in 2007, you must elect a deferral percentage during the Plan enrollment period in 2006. Employee Bonus deferral elections do not carry over from year to year. Your taxable compensation will be reduced by such deferred amount without regard to whether your salary deferrals under the 401(k) Plan have reached the Tax Code contribution limits.
Starting, Changing or Stopping Deferrals
Once you are eligible to participate in the Plan, you can enroll in the Plan only during the Plan enrollment period. In the year following your enrollment, your salary deferrals under the Plan will begin on your first paycheck of the new year. Once you set your SERPLUS salary deferral and bonus deferral percentage, it cannot be increased, decreased or stopped until the next open enrollment period. After midnight (Eastern time), November 17, 2006, your salary deferral election and bonus deferral election will be irrevocable in 2007.
Intel reserves the right to change these procedures and/or select other procedures for determining salary and bonus deferral rates.
Company Contributions
If you are entitled to an allocation of discretionary contributions under the Profit Sharing Plan, but the amount of contributions to your Profit Sharing Plan account is restricted by the contribution limitations under the Tax Code, then the amount which could not be contributed to your account under the Profit Sharing Plan will be automatically allocated to your discretionary Intel contribution account under the Plan. In addition, for any salary or Employee Bonus amount that you defer under the Plan, any corresponding Profit Sharing Plan contribution will be allocated to your discretionary Intel contribution under the Plan, instead of under the Profit Sharing Plan. Such amount will be credited to your discretionary Intel contribution account at the same time that Intel’s discretionary contributions are made to the Profit Sharing Plan.
From time to time in selected circumstances Intel may choose to credit additional discretionary contribution amounts to your account under the Plan, which may be either fully vested at the time the amounts are credited or subject to vesting over time.
Calculation of a Year of Service
The Plan begins counting service on your start date. If you transfer to Intel Corporation from another Intel entity, your service with the other entity is generally counted in determining eligibility and benefits. A year of service is defined as a period of 365 days (or 366 days in a leap year) during which you receive pay from Intel or an Intel affiliate, including normal periods of absence for vacations, holidays and paid leaves of absence. If you leave Intel but return to service within a 12-month period, you will be considered to have been in service with Intel continuously during the period of absence.
Vesting
Vesting refers to the percentage of an account or benefit that you have earned, based on your length of service with Intel, that will not forfeit if you terminate employment. You are always 100% vested in the value of your salary and bonus deferral account(s) under the Plan, including any Employee Bonus deferrals.
The following vesting schedule applies only to discretionary Intel contributions under the Plan:

Length of Service	Percent Vested
Less than 3 years	0%
3 years	20%
4 years	40%
5 years	60%
6 years	80%
7+ years or age 60	100%
If you are still employed by Intel when you reach age 60, or if you become permanently disabled or die, you will be 100% vested in all of your discretionary Intel contribution accounts under the Plan, regardless of your length of service with Intel. You may also become 100% vested if you accept redeployment, depending upon certain government tests. If your termination date from Intel occurs before you are 100% vested, amounts that are not vested under the Plan will be forfeited to Intel and deleted from your discretionary Intel contribution accounts.
Suspension and Termination
Your participation in the Plan will be suspended for any period during which you are not eligible to participate in the Plan. During any such suspension, you will not receive an allocation of any discretionary Intel contributions to the Plan and will not be entitled to defer earnings under the Plan, but your accounts under the Plan will continue to accrue income, gains and losses, and your discretionary Intel contributions will continue to vest. Your Plan participation will terminate on the earlier of (a) the date on which your entire Plan benefits have been distributed, or (b) the date of your death.
Participation and Vesting upon Reemployment
If you leave Intel but are later rehired by Intel, you may need to satisfy additional eligibility requirements before resuming participation in the Plan. You will be eligible to participate in the Plan upon reemployment with Intel when you satisfy the eligibility requirements described in “Eligibility” and “Enrollment and Participation.” If you were away from Intel for less than five years, your period of service prior to leaving Intel will be counted for purposes of determining whether you have completed one year of service and determining the vesting of your discretionary Intel contribution account following reemployment. However, any amounts that had been forfeited upon your termination date will not be reinstated.
Unfunded Nature of Deferrals and Contributions
The Plan is unfunded, which means that no cash amounts will be paid into or set aside in a trust or similar fund. All amounts deducted from your earnings through payroll deductions, all deferred Employee Bonus amounts and all discretionary Intel contribution amounts will be retained by Intel and recorded in bookkeeping accounts maintained on your behalf under the Plan. The right to receive a distribution under the Plan is an unsecured claim against Intel’s assets and neither you nor any beneficiary has any rights in or against any specific assets of Intel. Intel’s promise to pay the Obligations is equivalent in rank to other unsecured indebtedness of Intel, and participants in the Plan are considered to have rights of general unsecured creditors of Intel. Nothing contained in the Plan or this prospectus supplement shall constitute a guarantee by Intel or any other person or entity that Intel’s assets will be sufficient to pay any benefit under the Plan.
Investment Returns
Your salary deferrals will be recorded in a salary deferral account under the Plan, while Employee Bonus deferrals will be recorded in an Employee Bonus deferral account under the Plan. Your Plan accounts will be adjusted to track “earnings,” appreciation and declines in value, determined as if the accounts were invested in the investment funds available under the 401(k) Plan. You may allocate your Plan accounts among these investment funds by visiting NetBenefits at www.401k.com or by calling the SERP Service Center at (888) 401-SERP (888-401-7377).
Note that changes to investment elections in certain funds may be subject to the Plan’s excessive trading policy, which limits the number of participant-initiated exchanges in and out of a fund option within a 30 day period. For a full description of the excessive trading policy, visit NetBenefits at www.401k.com.
Earnings on, and appreciation or declines in value of, your discretionary Intel contribution account will be determined as if the account were invested in the Profit Sharing Plan, except to the extent that you, upon reaching age 50 or 55, have elected to allocate funds from your discretionary Intel account to a fixed income fund account or a LifeStage Fund. Intel’s Board of Directors has delegated investment responsibility for the Profit Sharing Plan to the Investment Policy Committee. The Profit Sharing Plan is invested in a diversified portfolio of equity and fixed income investments. Intel reserves the right to change at any time how the Profit Sharing Plan is invested and to change at any time the manner in which earnings on, appreciation or decreases in, your Plan accounts are determined.
YOUR INVESTMENT OPTIONS OVERVIEW
You have a choice of investment options in which you may invest your deferrals in your salary deferral account and bonus deferral accounts. These investment options are the same as the options available under the 401(k) Plan. Unlike the 401(k) Plan — in which your contributions are held in trust and are actually invested — deferrals under the Plan are not actually invested in the investment options you select. Balances in your salary deferral and bonus deferral accounts are represented as bookkeeping accounts and reflect the hypothetical gains and losses that your account would yield if it were invested in the investment choices you select. The value of your accounts will fluctuate based on your investment selections.
You may split your investment in minimum increments of 1% into and among any of the investment options offered under the Plan. You may also reallocate your current investments into or among different investment options offered under the Plan in minimum incredments of 1% or a specific dollar amount (except the Intel Stock Fund). Beginning November 1, 2006, your participation in the Intel Stock Fund will be limited to 20% of your future deferrals and your ability to increase your participation in the Intel Stock Fund will be limited to 20% of your existing account balances in your deferral accounts. Currently, there are no other limits on the percentage of your deferral accounts that may be invested in any one investment option. Except for the description of the Intel Stock Fund, the LifeStage Funds and the Core Asset Class Funds, the sources of the investment option descriptions in Attachment A to this prospectus supplement are excerpts from the prospectuses and fund brochures which were provided by the investment option’s investment manager(s).
Attachment A to this prospectus supplement provides a summary of the investment options under the Plan. Attachment B describes the Intel Stock Fund, one of the investment options available under the Plan. This summary is intended to give you only a broad overview of each available investment option, and you should not base your investment decisions solely on these investment option descriptions. You should consult a prospectus or brochure about the investment options in which you are interested. Those documents provide information about the investment option’s strategy and operation (including any trade limitations and fees). For more information, visit NetBenefits at www.401k.com or call the SERP Service Center at (888) 401-SERP.

When you elect to make deferrals to the Plan, you should select one or more investment options for your deferrals. If you fail to elect an allocation, your salary deferral and bonus deferral accounts will be allocated entirely to the Stable Value Fund. Once an investment election is made, you may change investment elections for future deferrals, for existing balances already held in your account, or for both future deferrals and existing balances, on a daily basis (subject to the Plan’s excessive trading policy) by visiting NetBenefits at www.401k.com or by calling the SERP Service Center at (888) 401-SERP (888-401-7377). Intel adopted an excessive trading policy consistent with rules that have been adopted under Intel’s 401(k) Plan. To view Intel’s excessive trading policy, visit www.401k.com > News > Intel Excessive Trading Policy. Transaction requests received before 4 p.m. (Eastern) typically will receive the following business day’s closing price. Otherwise, they will receive the closing price on the second business day after the transaction is received. Intel reserves the right to change at any time the manner in which hypothetical earnings and account values are determined.
Intel selects the investment options offered under the Plan and reserves the right without notice, and on a temporary or permanent basis: to add, change or remove one or more investment options under the Plan; to change the dates on which elections can be made or on which elections become effective; to suspend the ability to invest in or move funds into or out of any one or all investment options; and to limit the number of changes you may make in your contribution selections during any calendar year.
The investment options under the Plan, including the Intel Stock Fund, each have different investment objectives and consequently, different elements of risk and potential for growth. Before deciding how to invest your account, you need to assess your own tolerance for risk in view of your long-term plans and the length of time you expect to continue working. In addition, in determining whether to allocate assets to the Intel Stock Fund and how much to allocate, you should carefully consider the level of your participation in other Intel stock benefit plans and the fact that your overall compensation is already substantially tied to Intel’s performance. Certain of the other investment options that invest in stocks may also invest in Intel’s common stock, although any such holdings are typically limited to no more than 5% of the fund’s assets.
Intel and the Plan’s service providers do not monitor your investment choices and are not responsible if those choices result in losses.
STATEMENTS
Your quarterly and annual statements are available to you virtually 24 hours a day online at Fidelity’s NetBenefits website, www.401k.com. Online statement features include:
•	Up to date account information

•	Up to 15 months of historical account data

•	The balance in your Plan, Profit Sharing Plan, 401(k) Plan and Free$tock accounts.

•	Contributions, withdrawals, changes in investment allocation and other account activity.

•	The investment performance of each of your accounts

•	Your vesting percentage in your Profit Sharing Plan account balance.

•	Your vesting percentage in the discretionary Intel contribution account in the Plan.
You may request paper statements by visiting NetBenefits at www.401k.com and opting out of electronic statements. You will also receive paper statements automatically unless you log on to NetBenefits.
PLAN DISTRIBUTIONS
You have several choices for receiving distributions under the Plan. After qualifying as a Plan participant, you must make your distribution choices for your Plan accounts during the enrollment period in which you first enroll in the Plan. Your distribution options must be selected at the time you initially enroll in the

Plan, and those choices will apply to all future deferrals under the Plan. You may not revoke or change your distribution elections after they have been made. With your enrollment package, you will receive information explaining your distribution choices. You must make only one distribution election that will apply to all of your Plan accounts, including your discretionary Intel contribution account. If you do not make a distribution election for your Plan accounts when you initially enroll in the Plan, you will receive your distribution for such account(s) in a lump sum after terminating employment with Intel.
Because the Plan is a non-qualified plan, you cannot roll over your distributions into an IRA or another eligible employer sponsored plan when you leave Intel. When electing a Plan distribution, we encourage you to seek professional tax advice to determine the best course of action for your financial circumstances.
If you elect a distribution option other than a lump sum, the undistributed vested account balances (including both your deferrals and Intel’s contributions) will contine to be credited with investment gains or losses as described in “Investment Returns.” With respect to your deferrals, you will be entitled to allocate your account balances among the range of investment options offered to 401(k) Plan participants and change the allocation of your account balances in the manner permitted for all 401(k) Plan participants.
Forms of Distribution
Lump Sum
If you select a lump sum distribution or do not select any of the other distribution alternatives described in this prospectus supplement, the distribution of the value of your vested Plan accounts will be made in a lump sum as soon as reasonably practicable after your employment with Intel terminates (unless delay is reasonably necessary for Intel to locate you or your beneficiary).
Lump Sum Deferral
You may elect to defer receipt of the value of your vested Plan accounts to the year following the year in which your employment with Intel terminates. Deferred amounts will be paid in a lump sum as soon as practicable following March 1 of such year.
Installment (5 or 10 Years)
You may elect to receive a distribution of the value of your vested Plan accounts in annual installments over either a five- or ten-year period commencing with an annual payment in March following the year in which your employment with Intel terminates. Installment payments will be determined by dividing the account balance by the number of years remaining under the installment election.
Amount of Benefit
Your benefit will consist of the value of your vested Plan account balance, minus the value of any supplemental benefit provided under Section 3(a) and Appendix I of the Intel Corporation Defined Benefit Pension Plan (a “QSERP Offset”). If you are entitled to a QSERP Offset, your distribution from this Plan will be reduced by the amount of the QSERP Offset payable as a Lump Sum Distribution as provided in Section 4(a)(v) of such Pension Plan.
Time of Distribution
When you leave Intel, the vested portion of your Plan accounts will be paid to you based on the distribution election you made when you initially enrolled in the Plan. If you become disabled (as defined by Intel’s Long-term Disability Plan), you will have your deferral account balance paid to you according to the provisions under “Employment Termination Distributions.” Information regarding Intel’s Long-term Disability Plan is available on Intel’s intranet at circuit.intel.com.

If Intel cannot locate you or your beneficiary, distributions may be delayed beyond the times selected by you in your distribution election. If, in Intel’s opinion, you or your beneficiary are not capable of handling any amounts distributable to you or your beneficiary under the Plan, then Intel may make such arrangements as it deems to be beneficial to you or your beneficiary for the distribution of such property, including, without limitation, the distribution of such property to a guardian, conservator, spouse or dependent(s).
Certain key employees must wait at least six (6) months after their termination date to receive a distribution from the Plan. You will be notified if this applies to you.
How to Initiate Your Distribution
When you are within one year of your eligibility to retire under one of Intel’s three retirement programs, you may schedule a one-on-one counseling session with one of Intel’s Retirement Services counselors to begin planning for your retirement. One-on-one sessions will focus on retirement benefits and the process of retiring from Intel. To schedule your one-on-one, send an email to Retirement Services at retirement.services@intel.com. To request a distribution for any other reason, please visit NetBenefits at www.401k.com or call the SERP Service Center at (888) 401-SERP (888-401-7377).
Surviving Spouse and Beneficiaries
You may designate a beneficiary to receive your Plan account balance in the event of your death before benefits start. If there are no designated beneficiaries who are living when payment is to be made, the benefits will be paid in the following order of priority:
1.	To your spouse,

2.	To your living children, in equal shares, if you have no spouse, and

3.	To your estate if you have no spouse or living children.
Your beneficiary designations under the Plan, the 401(k) Plan and the Profit Sharing Plan can be, but do not need to be, the same as the beneficiary for other Intel benefit plans. Your designated beneficiary under the Plan may be different from the beneficiaries you designate for the 401(k) Plan and the Profit Sharing Plan. If you previously submitted a single beneficiary designation executed prior to January 1, 2001 covering the 401(k) Plan and the Profit Sharing Plan, that beneficiary designation will apply to the Plan until you submit a new beneficiary designation. If you are married, your spouse must consent to a designation of any other person or persons as beneficiary and the spouse may revoke the consent if you change the designation after the original consent was given. The consent must be in writing, a notary public must witness the consent, and the consent must acknowledge that, by giving consent, your spouse waives all or some rights to these benefits.
At the time of your death, your beneficiary or beneficiaries will receive payment of your Plan account balance based on your original distribution election. The beneficiary or beneficiaries of your Plan account will be determined according to the most recent designation you have on file.
If distribution of your Plan accounts already started before your death, then depending on the form of distribution you elected, your beneficiary may or may not be entitled to additional payments. See “Forms of Distribution” for details.
HARDSHIP WITHDRAWALS
If you experience a severe financial hardship resulting from an unforeseeable emergency beyond your control that you cannot resolve through your other financial resources, you may request a lump sum payment of the amount reasonably necessary to meet your financial hardship. Hardship withdrawals may not exceed the difference between the value of your accounts and your QSERP Offset, if any. A hardship withdrawal may be requested based on certain pre-determined criteria outlined in the Plan, which include the following situations:
•	Payment of extraordinary medical expenses for you, your spouse or your dependents;

•	Prevention of eviction from or foreclosure on your principal residence; or

•	Payment of funeral expenses for a family member.
Hardship withdrawals are taxable as ordinary income in the year they are paid to you. The hardship withdrawal amount can be increased for the anticipated income taxes due on the withdrawal.
As the Plan administrator, Intel must approve all hardship withdrawal requests. Approval is granted only if you are unable to obtain the necessary funds from other sources within Intel, including cessation of deferrals under the Plan, loans from the 401(k) Plan and Profit Sharing Plan and the exercise of stock options, and you indicate in writing that you lack other resources to meet the financial need.
Hardship withdrawal requests can be made only once in a rolling 12-month period, and only deferrals (e.g., not earnings on those deferrals) can be withdrawn. To initiate a hardship withdrawal, call the SERP Service Center at (888) 401-SERP (888-401-7377) and speak with a representative on any business day from 5:30 a.m. to 9 p.m. (Pacific).
INCOME TAX CONSIDERATIONS
Consult a Professional Tax Advisor
The following summary of income tax consequences does not purport to be a complete statement of the law in this area. The summary does not address the effects, if any, of other federal taxes, such as inheritance taxes, or of state, local or foreign tax laws, although it does address in part how income is allocated among states. Because of the complexity of the tax laws with respect to these matters, and because such laws may change, Intel recommends that you consult a tax advisor to assess your tax situation, as well as the effect and applicability of state, local and other tax laws.
General
The Plan is a non-qualified deferred compensation plan and is not intended to qualify under Section 401(a) of the Tax Code. You will be subject to federal and state income tax in the year or years that you eventually receive a distribution from the Plan after your employment with with Intel is terminated or after you retire. Plan distributions will be taxed as ordinary compensation income. The distributions are not eligible for rollover to IRAs or to tax-qualified plans, but they are also not subject to penalties that can apply to early distributions, excess distributions or excess accumulations in qualified plans. Intel is required to annually report the total amount of any deferrals under the Plan made by you or credited to your account on Form W-2. Any deferrals or amounts credited to your account will be subject to FICA tax at the time they are fully vested.
The Plan is designed to have the following key tax effects:
•	You are not taxed on the amounts you defer and which Intel credits to your account at the time of the deferral or credit.

•	You are not taxed on earnings or gains in the Plan until these amounts are distributed or withdrawn from the Plan.

•	Intel takes a current deduction only upon distribution, and does not take a current deduction for amounts credited to your account in the Plan at the time they are credited.
Installment payments and lump sum payments are taxable income in the year each payment is received.

Taxation of Distributions
The recipient of a distribution from the Plan will be subject to federal income tax in the year of such distribution on the amount of the distribution. When you receive money from the Plan, Intel is required to report your distribution amounts to the IRS.
•	Amounts paid to you are subject to withholding taxes. Federal taxes are withheld at the supplemental rate.

•	Amounts paid to you are not subject to FICA taxes. Amounts credited to your Plan account are subject to FICA tax at the time they become fully vested, rather than being subject to FICA tax at the time of distribution.

•	Distributions may not be rolled over to an IRA or another retirement plan.
State and Local Taxes
Federal law requires that only your state of residence at the time you receive a distribution may tax that distribution if either: (A) your account is distributed in installments over ten years; or (B) the distribution is from a non-qualified plan that solely provides benefits in excess of tax law limitations governing qualified plans.
The “source taxation” rules, which prior to 1995 permitted states to tax nonresidents on retirement income earned in that state, do not appy to distributions from non-qualified plans that only provide benefits in excess of tax law limitations governing qualified plans. The salary deferral sources for your Plan account and part or all of the Profit Sharing Plan sources for your Plan account are benefits provided in excess of tax law limitations. The Employee Bonus source for your Plan account is not an “excess” plan and thus distributions from this type of non-qualified plan continue to be subject to “source taxation” unless the distribution is taken in installments over a period of at least ten years. For example, if you earn and defer income in State A and then move to State B, State A cannot tax your distribution from the Plan if you chose to have your entire account distributed over a period of at least ten years. State B can always tax your income.
Please consult a professional tax advisor concerning state taxation of your Plan distributions.
Beneficiaries
In general, the rules summarized above that apply to payments to employees also apply to payments to surviving spouses of employees and to spouses or former spouses who are alternate payees. You are an alternate payee if your interest in the Plan results from a qualified domestic relations order, which is an order issued by a court, usually in connection with a divorce or legal separation. Some of the rules summarized above also apply to a deceased employee’s beneficiary who is not a spouse. However, there are some exceptions for payments to surviving spouses, alternate payees and other beneficiaries that should be mentioned.
Tax Effects on Intel
In general, Intel is not entitled to a deduction for the amounts you defer under the Plan or for any amounts credited to your account until the year in which these amounts are distributed and taxable to you.

NO ASSIGNMENT OF RIGHTS
Your interests or property rights in the Plan or in any payment to be made under the Plan may not be assigned, alienated, optioned or made subject to attachment, garnishment, execution, levy or other legal or equitable process or bankruptcy, and any such action will be void. These restrictions do not apply to the creation or assignment of a right to a benefit under the Plan pursuant to a beneficiary designation or a qualified domestic relations order.
FUTURE OF THE PLAN
Intel intends to continue the Plan but reserves the right to amend or terminate it, in its sole discretion, if it determines such amendment or termination is necessary or desirable in light of the circumstances at the time that determination is made. The procedures for amending and terminating the Plan are set forth in the Plan. No amendment or termination of the Plan may reduce your account balances under the Plan. If the Plan is terminated, any amounts in your accounts will be distributed in a lump sum as soon as reasonably practicable.
USE OF PROCEEDS
Intel’s obligations to pay deferred compensation in the future arise as a result of participating employees’ deferral elections. Intel retains as part of Intel’s general funds the full amount deferred by participants pursuant to the Plan and records such obligations in bookkeeping accounts maintained on behalf of participating employees.
SECURITIES LAW MATTERS
Registration Statement
Intel has filed a registration statement on Form S-3 (File No. 333-132865) with the SEC with respect to the unsecured obligations offered pursuant to the Plan. This prospectus supplement is only a summary of the more significant Plan provisions. To make this summary as clear and understandable as possible, some Plan rules are abbreviated and other Plan rules are not mentioned at all. The Plan documents and applicable laws and regulations (and not this prospectus supplement) will govern the rights and benefits under the Plan. If this prospectus supplement and the official Plan text conflict in any way, the official Plan text will control. When making important decisions based upon the provisions of the Plan, you should read the official Plan text and 401(k) Plan prospectus supplement. You may obtain these items by calling the SERP Service Center at (888) 401-SERP (888-401-7377) or by writing to Intel Corporation, Attn: SERP Administration, 1900 Prairie City Road, FM3-224, Folsom, California 95630.
Incorporation of Certain Documents by Reference
Intel and the Plan incorporate by reference into this prospectus supplement the documents set forth below, which means that Intel and the Plan are disclosing important information to you by referring you to these documents. Any information that Intel and the Plan may file later with the SEC will be deemed to automatically update and supersede this information. Specifically, Intel and the Plan incorporate by reference:
•	The Intel Corporation Annual Report on Form 10-K for the fiscal year most recently filed with the SEC pursuant to Section 13(a) of the Exchange Act.

•	All reports and other documents that Intel files with the SEC pursuant to Sections 13(a), 14 and 15(d) of the Exchange Act, after the fiscal year end covered by the Intel Corporation Annual Report on Form 10-K most recently filed with the SEC pursuant to Section 13(a) of the Exchange Act but prior to the filing of a post-effective amendment that indicates that all the securities offered under this prospectus supplement have been sold or which deregisters all securities then remaining unsold.
You may read and copy any materials Intel files with the SEC at Room 1580, 100 F. Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as Intel, that file electronically with the SEC. The address of that site is www.sec.gov. Intel’s Investor Relations web site, which contains Intel’s annual report, proxy statement, Intel press releases and financial information, is located at www.intc.com. Intel will also provide copies of other documents required to be delivered pursuant to Rule 428(b) under the Securities Act without charge to each person to whom Intel delivers this prospectus supplement, upon the person’s written or oral request. You may obtain copies of these items by calling the SERP Service Center at (888) 401-SERP (888-401-7377) or by writing to Intel Corporation, Attn: SERP Administration, 1900 Prairie City Road, FM3-224, Folsom, California 95630. For more information, call the OnCall Assistance Center at (800) 238-0486.
Intel has not authorized any person to give any information or to make any representations other than those contained in this prospectus supplement in connection with the offer of securities contained in this prospectus supplement. If any person gives any other information or makes any other representation to you, you must not rely upon that information or representation as having been authorized by Intel. This prospectus supplement is not an offer to sell, or a solicitation of an offer to buy, any of the securities offered by this prospectus supplement, nor will there be any sale of these securities by anyone, in any state where the offer or sale is not permitted.
TRADEMARKS
Intel and the Intel logo are registered trademarks of Intel Corporation or its subsidiaries in the United States and other countries. *Other names and brands may be claimed as the property of others.

ATTACHMENT A
INTEL CORPORATION SHELTERED EMPLOYEE RETIREMENT PLAN PLUS INVESTMENT OPTIONS
This document, dated December 28, 2006, constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.
INTRODUCTION
You may allocate portions of your salary deferral and bonus deferral accounts as if they were invested in one or more of a range of investment options. These investment options are the same as the options available under the 401(k) Plan. Unlike the 401(k) Plan — in which your contributions are held in trust and are actually invested — deferrals under the Plan are not actually invested in the investment options you select. Balances in your salary deferral and bonus deferral accounts are represented as bookkeeping accounts and reflect the hypothetical gains and losses that your account would yield if it were invested in the investment choices you select. The value of your accounts will fluctuate based on your investment selections. If you fail to elect an allocation, your salary deferral and bonus deferral accounts will be allocated entirely to the Stable Value Fund.
The Plan is a book-entry deferred compensation plan, which means that there is no separate trust fund or account established to hold amounts credited to your Plan accounts and your account balance under the Plan is a general liability of Intel. Intel may or may not invest some of its general assets in investments that reflect your investment choices under the Plan. However, the investment performance of your Plan accounts is determined as if your salary deferral and bonus deferral accounts were actually invested in the investments you select.
You may split your investment in minimum increments of 1% into and among any of the investment options offered under the Plan. You may also reallocate your current investments into or among different investment options offered under the Plan in minimum increments of 1% or a specific dollar amount (except the Intel Stock Fund). Beginning November 1, 2006, your participation in the Intel Stock Fund will be limited to 20% of your future deferrals and your ability to increase your participation in the Intel Stock Fund will be limited to 20% of your existing account balances in your deferral accounts. Currently, there are no other limits on the percentage of your deferral accounts that may be invested in any one investment option. Except for the description of the Intel Stock Fund, the LifeStage Funds and the Core Asset Class Funds, the sources of the investment option descriptions in Attachment A to this prospectus supplement are excerpts from the prospectuses and fund brochures which were provided by the investment option’s investment manager(s).
This summary is intended to give you only a broad overview of each available investment option, and you should not base your investment decisions solely on these investment option descriptions. You should consult a prospectus or brochure may be available for the investment options in which you are interested. Those documents provide information about the investment option’s investment strategy and operation. For more information, visit at www.401k.com or by calling the SERP Service Center at (888) 401-SERP (888-401-7377).
When you elect to make deferrals to the Plan, you should select one or more investment options for your deferrals. Once an investment election is made, you may change investment elections for future deferrals, for existing balances already held in your account, or for both future deferrals and existing balances, on a daily basis (subject to the Plan’s excessive trading policy) by visiting NetBenefits at www.401k.com or by calling the SERP Service Center at (888) 401-SERP (888-401-7377). Intel adopted an excessive trading policy consistent with rules that have been adopted under Intel’s 401(k) Plan. To view Intel’s excessive trading policy, visit www.401k.com > News > Intel Excessive Trading Policy. Transaction requests received before 4 p.m. (Eastern) typically will receive the following business day’s closing price. Otherwise, they will receive the closing price on the second business day after the transaction is received. Intel reserves the right to change at any time the manner in which hypothetical earnings and account values are determined.
As the investment choices you select in the Plan are only hypothetical, you will not be entitled to any voting rights, tender rights, or other similar rights which are incidental to holding any interest in any investment you select in the Plan.
Intel selects the investment options offered under the Plan and reserves the right without notice, and on a temporary or permanent basis: to add, change or remove one or more investment options under the Plan; to change the dates on which elections can be made or on which elections become effective; to suspend the ability to invest in or move funds into or out of any one or all investment options; and to limit the number of changes you may make in your contribution selections during any calendar year.
The investment options under the Plan, including the Intel Stock Fund, each have different investment objectives and consequently, different elements of risk and potentials for growth. Before deciding how to invest your salary deferral and bonus deferral accounts under the Plan, you need to assess your own tolerance for risk in view of your long-term plans and the length of time you expect to continue working. In addition, in determining whether to allocate any of your accounts to the Intel Stock Fund and how much to allocate, you should carefully consider the level of your participation in other Intel stock benefit plans and the fact that your overall compensation is already substantially tied to Intel’s performance. Certain of the other investment options that invest in stocks may also invest in Intel’s common stock, although any such holding are typically limited to no more than 5% of the fund’s assets.
Intel and the Plan service providers do not monitor your investment choices and are not responsible if those choices result in losses.
You may obtain the following additional information concerning the investment options available under the Plan by visiting NetBenefits at www.401k.com or by calling the SERP Service Center at (888) 401-SERP (888-401-7377).
OVERVIEW OF INVESTMENT OPTIONS
Set forth below is a list of the categories and names of investment options currently available under the Plan.
LIFESTAGE FUNDS
Blended Fund Investments
LifeStage Retirement
LifeStage 2015 Fund
LifeStage 2025 Fund
LifeStage 2035 Fund
LifeStage 2045 Fund
CORE ASSET CLASS FUNDS
Stock Investments
Large Blend
Large Cap U.S. Stock Fund

Small Cap
Small Cap U.S. Stock Fund
Foreign
International Stock Fund
Bond Investments
Intermediate Term
Total U.S. Bond Fund
Stable Value
Stable Value Fund
ADDITIONAL INVESTMENT OPTIONS
Stock Investments
Company Stock
Intel Stock Fund
Large Cap Growth
American Century Ultra Fund — Institutional Class
American Funds* The Growth Fund of America* — Class R5
Barclays Global Investors NASDAQ-100 Index* Fund — Class T
Brandywine Blue Fund, Inc.
Fidelity Contrafund
Fidelity Growth Company Fund
Allianz CCM Capital Appreciation Fund — Institutional Class
TCW Galileo Select Equities Fund — Class I
T. Rowe Price Stock Growth Fund
Vanguard Growth Index Fund — Admiral Class
Large Cap Blend
AIM Basic Value Fund — Institutional Class
Calvert Social Investment Equity Fund — Institutional Class
Legg Mason Value Trust, Inc. — Institutional Class
Vanguard Institutional Index Fund — Plus Class
Large Cap Value
American Funds Washington Mutual Investors Fund* — Class R5
Barclays Global Investors Russell 1000 Value Fund
Dodge & Cox Stock Fund
Morgan Stanley Institutional Fund Trust Value Portfolio — Institutional Class
Vanguard Windsor Fund — Admiral Class
Mid-Cap Growth
Fidelity Mid-Cap Stock Fund
Allianz CCM Mid-Cap Fund- Institutional Class
Mid-Cap Blend
Fidelity Low-Priced Stock Fund
Legg Mason Special Investment Trust — Institutional Class
TCW Galileo Value Opportunities Fund — Class I
Vanguard Mid-Cap Index Fund — Institutional Class
Vanguard Strategic Equity Fund — Investor Class
Mid-Cap Value
American Century Equity Income Fund — Institutional Class
Goldman Sachs Mid Cap Value Fund — Institutional Class
Longleaf Partners Fund

Small Cap Growth
Vanguard Small-Cap Growth Index Fund — Investor Class
Small Cap Blend
American Century Small Company Fund — Institutional Class
Fidelity Small Cap Stock Fund
Goldman Sachs Small Cap Value Fund — Institutional Class
Pennsylvania Mutual Fund — Investment Class
Small Cap Value
American Century Small Cap Value Fund — Institutional Class
Vanguard Small-Cap Value Index Fund — Investor Class
World
BlackRock Global SmallCap Fund, Inc. — Class I
Templeton Growth Fund — Advisor Class
Foreign
American Funds Europacific Growth Fund — Class R5
Delaware Pooled International Equity Fund
Morgan Stanley Institutional Fund, Inc. — International Small Cap Portfolio — Class A
Vanguard International Value Fund- Investor Class
Diversified Emerging Markets
GMO Emerging Countries Fund — Class III
Lazard Emerging Markets Fund
SSgA Emerging Markets Fund
Specialty
American Century Real Estate Fund — Institutional Class
Gabelli Gold — Class AAA
The Merger Fund
Vanguard Convertible Securities Fund — Investor Class
Blended Fund Investments
Large Blend
BlackRock Global Allocation Fund — Institutional Class

Large Value
Fidelity Puritan Fund
Franklin Income Fund — Advisor Class
Bond Investments
Long Government
PIMCO Long-Term U.S. Government Fund — Institutional Class
Intermediate Government
Vanguard Inflation-Protected Securities Fund
Vanguard Intermediate-Term Treasury Fund — Admiral Class
Long-term
Vanguard Long-Term Bond Index Fund — Investor Class
Intermediate Term
Calvert Social Investment Bond Fund — Institutional Class
PIMCO Total Return Fund — Institutional Class
High-Yield
Fidelity Capital & Income Fund

PIMCO High-Yield Fund — Institutional Class
Multisector
Loomis Sayles Bond Fund — Institutional Class
International
Evergreen International Bond Fund
Emerging Markets
PIMCO Emerging Markets Bond Fund — Institutional Class
Short Term Investments
Reserve Primary Fund — Institutional Class
SUMMARY OF INVESTMENT OPTIONS
All of the investment options under the Plan will be offered to you free of any sales charge. However, the Fidelity Capital & Income Fund the Fidelity Mid-Cap Stock Fund, the Fidelity Low-Priced Stock Fund, the Fidelity Small Cap Stock Fund, Franklin Income Fund, the Morgan Stanley Institutional Fund, Inc Institutional Small Cap Portfolio, PIMCO High-Yield Bond Fund, PIMCO Long-term U.S. Government Bond Fund, PIMCO Total Return Fund, and Templeton Growth Fund charge short-term trading fees under certain circumstances. For more information, see the descriptions for these funds.
LIFESTAGE FUNDS
Blended Fund Investments
LifeStage Funds are designed to be complete investment solutions for individuals. Each LifeStage strategy is a portfolio consisting of the Core Asset Class Funds in various investment mixes, designed to take into account both a particular risk tolerance and when the benefits will be needed. As time passes, the investment mix gradually shifts from a greater concentration of higher-risk investments (namely stocks) to a greater concentration of lower-risk investments (namely bonds and short-term investments).
The number, such as LifeStage 2045, represents the approximate year when you plan to start withdrawing your benefits. As you get closer to this year, the portfolio’s asset mix is designed to adjust to a more conservative level of risk that is appropriate for each stage of your life. With many years until retirement, the LifeStage Funds promote a growth strategy with a greater level of risk. As you approach the year in which you start using your retirement benefits, the emphasis changes toward the preservation of capital.
One LifeStage Fund, LifeStage Retirement, does not include a number because it is designed for people currently withdrawing their benefits. The LifeStage Retirement Fund is intended for participants at or nearing retirement. Although the fund invests in a greater concentration of lower-risk investments, such as bonds and short-term investments, it does include a small stock allocation.
The performance of each LifeStage Fund is subject to the underlying investment options in which the fund invests. Please refer to the fund descriptions for each of the individual Core Asset Class Funds, which follow the Life Stage Fund descriptions. LifeStage Funds are subject to the volatility of the financial markets in the United States and abroad. Each fund’s share price, yield, and return will vary, and you may have a gain or loss when you sell your shares.
Goal: These funds seek to provide a complete investment strategy for participants by creating mixes of stocks, bonds, and cash targeted to the individual’s time horizon and tolerance for risk.
What they invest in: Each LifeStage strategy is a portfolio consisting of the Core Asset Class Funds in various investment mixes, designed for both a particular risk tolerance and when the benefits will be needed.

Who might want to invest in it:
•	Someone who is seeking a complete diversified portfolio of stocks, bonds, and short-term investments, targeted to the year in which money will be needed (i.e., 2015, 2035, and 2045).
These options are not mutual funds, but collective investment funds that pool the assets of tax-qualified employee benefit plans into a single fund with a common objective. Share price and return will vary. Unlike mutual funds, these funds are not marketed to the general public. With reduced marketing costs, they generally have lower management expenses and fees than mutual funds. Because these funds are not quoted on a public exchange, they do not have ticker symbols and therefore cannot be looked up in the newspaper or on the Internet.
Although a separate prospectus is not available, participants have access to detailed information about the LifeStage Funds via Fidelity NetBenefits. To track the performance of these investment options, visit NetBenefits at www.401k.com. Once you enter your SSN or Customer ID and PIN, select SERP 401(k) > Performance. For more detailed information, select the Quarterly Fund Profiles link within Plan News on the home page. Information on these investment options was provided by Intel.
LifeStage Retirement Fund
VRS code: 47192                Ticker: N/A
What it is: A diversified fund portfolio consisting of stocks, bonds, and short-term investments.
Goal: This fund seeks to provide current income.
What it invests in: This fund seeks to provide current income by investing in a portfolio consisting of four Core Asset Class Funds: the Stable Value Fund, the Total U.S. Bond Fund, the Large Cap U.S. Stock Fund and the Small Cap U.S. Stock Fund. The expected target asset allocation for this fund is 70% bonds and short-term investments and 30% stock funds.
Who might want to invest in it:
•	Someone who is seeking current income, either as he or she approaches retirement or during retirement.
This option is not a mutual fund, but a collective investment fund that pools the assets of tax-qualified employee benefit plans into a single fund with a common objective. Share price and return will vary. The asset allocation percentages for the underlying core asset classes of the LifeStage Retirement Fund are managed by Intel. The underlying Core Asset Class Funds comprising the LifeStage Retirement Fund are managed by the individual managers listed under each respective Core Asset Class Fund.
Although a separate prospectus is not available, participants have access to detailed information about the LifeStage Retirement Fund via Fidelity NetBenefits. To track the performance of this investment option, visit NetBenefits at www.401k.com. Once you enter your SSN or Customer ID and PIN, select SERP 401(k) > Performance. For more detailed information, select the Quarterly Fund Profiles link within Plan News on the home page. Information on this investment option was provided by Intel.
LifeStage 2015 Fund
VRS code: 47194                Ticker: N/A
What it is: A diversified fund portfolio consisting of stocks, bonds, and short-term investments.
Goal: This fund seeks to provide current income and low-moderate growth of capital.

What it invests in: This fund seeks to provide current income and low-moderate growth of capital by investing in a portfolio consisting of five Core Asset Class Funds: the Stable Value Fund, the Total U.S. Bond Fund, the Large Cap U.S. Stock Fund, the Small Cap U.S. Stock Fund and the International Stock Fund. The expected target asset allocation for this fund is 42% bond funds and short-term investments and 58% stock funds.
Who might want to invest in it:
•	Someone who is seeking current income as well as low-moderate growth of capital, typically with an investment time horizon where money will be needed by the year 2015.
This option is not a mutual fund, but a collective investment fund that pools the assets of tax-qualified employee benefit plans into a single fund with a common objective. Share price and return will vary. The asset allocation percentages for the underlying core asset classes of the LifeStage 2015 Fund are managed by Intel. The underlying Core Asset Class Funds comprising the LifeStage 2015 Fund are managed by the individual managers listed under each respective Core Asset Class Fund.
Although a separate prospectus is not available, participants have access to detailed information about the LifeStage 2015 Fund via Fidelity NetBenefits. To track the performance of this investment option, visit NetBenefits at www.401k.com. Once you enter your SSN or Customer ID and PIN, select SERP 401(k) > Performance. For more detailed information, select the Quarterly Fund Profiles link within Plan News on the home page. Information on this investment option was provided by Intel.
LifeStage 2025 Fund
VRS code: 47195                Ticker: N/A
What it is: A diversified fund portfolio consisting of stocks, bonds, and short-term investments.
Goal: This fund seeks to provide growth of capital and a reasonable level of current income.
What it invests in: This fund seeks to provide growth of capital and a reasonable level of current income by investing in a portfolio consisting of five Core Asset Class Funds: the Stable Value Fund, the Total U.S. Bond Fund, the Large Cap U.S. Stock Fund, the Small Cap U.S. Stock Fund and the International Stock Fund. The expected target asset allocation for this fund is 33% bond funds and short-term investments and 67% stock funds.
Who might want to invest in it:
•	Someone who is seeking growth of capital and a reasonable level of current income, typically with an investment time horizon where money will be needed by the year 2025.
This option is not a mutual fund, but a collective investment fund that pools the assets of tax-qualified employee benefit plans into a single fund with a common objective. Share price and return will vary. The asset allocation percentages for the underlying core asset classes of the LifeStage 2025 Fund are managed by Intel. The underlying Core Asset Class Funds comprising the LifeStage 2025 Fund are managed by the individual managers listed under each respective Core Asset Class Fund.
Although a separate prospectus is not available, participants have access to detailed information about the LifeStage 2025 Fund via Fidelity NetBenefits. To track the performance of this investment option, visit NetBenefits at www.401k.com. Once you enter your SSN or Customer ID and PIN, select SERP 401(k) > Performance. For more detailed information, select the Quarterly Fund Profiles link within Plan News on the home page. Information on this investment option was provided by Intel.
LifeStage 2035 Fund
VRS code: 47197                Ticker: N/A

What it is: A diversified fund portfolio consisting of stocks, bonds, and short-term investments.
Goal: This fund seeks to provide growth of capital.
What it invests in: This fund seeks to provide growth of capital by investing in a portfolio consisting of five Core Asset Class Funds: the Stable Value Fund, the Total U.S. Bond Fund, the Large Cap U.S. Stock Fund, the Small Cap U.S. Stock Fund and the International Stock Fund. The expected target asset allocation for this fund is 23% bond funds and short-term investments and 77% stock funds.
Who might want to invest in it:
•	Someone who is seeking growth of capital, typically with an investment time horizon where money will be needed by the year 2035.
This option is not a mutual fund, but a collective investment fund that pools the assets of tax-qualified employee benefit plans into a single fund with a common objective. Share price and return will vary. The asset allocation percentages for the underlying core asset classes of the LifeStage 2035 Fund are managed by Intel. The underlying Core Asset Class Funds comprising the LifeStage 2035 Fund are managed by the individual managers listed under each respective Core Asset Class Fund.
Although a separate prospectus is not available, participants have access to detailed information about the LifeStage 2035 Fund via Fidelity NetBenefits. To track the performance of this investment option, visit NetBenefits at www.401k.com. Once you enter your SSN or Customer ID and PIN, select SERP 401(k) > Performance. For more detailed information, select the Quarterly Fund Profiles link within Plan News on the home page. Information on this investment option was provided by Intel.
LifeStage 2045 Fund
VRS code: 47199                Ticker: N/A
What it is: A diversified fund portfolio consisting of stocks and bonds.
Goal: This fund seeks to provide growth of capital.
What it invests in: This fund seeks to provide growth of capital by investing in a portfolio consisting of four Core Asset Class Funds: the Total U.S. Bond Fund, the Large Cap U.S. Stock Fund, the Small Cap U.S. Stock Fund and the International Stock Fund. The expected target asset allocation for this fund is 10% bond funds and 90% stock funds.
Who might want to invest in it:
•	Someone who is seeking growth of capital, typically with an investment time horizon where money will be needed by the year 2045 or later.
This option is not a mutual fund but a collective investment fund that pools the assets of tax-qualified employee benefit plans into a single fund with a common objective. Share price and return will vary. The asset allocation percentages for the underlying core asset classes of the LifeStage 2045 Fund are managed by Intel. The underlying Core Asset Class Funds comprising the LifeStage 2045 Fund are managed by the individual managers listed under each respective Core Asset Class Fund.
Although a separate prospectus is not available, participants have access to detailed information about the LifeStage 2045 Fund via Fidelity NetBenefits. To track the performance of this investment option, visit NetBenefits at www.401k.com. Once you enter your SSN or Customer ID and PIN, select SERP 401(k) > Performance. For more detailed information, select the Quarterly Fund Profiles link within Plan News on the home page. Information on this investment option was provided by Intel.

CORE ASSET CLASS FUNDS
The Core Asset Class Funds are designed to be low-cost investment options consisting of the major core asset classes. They are available only to investors through company-sponsored plans. They are the building blocks for asset allocation, with easy-to-understand strategies (e.g., small-cap stocks or international stocks) versus registered mutual funds with names that don’t necessarily represent the funds’ objective (e.g., American Century Ultra Fund). They are collective investment funds and separate accounts, not mutual funds. A “collective investment fund” is similar to a mutual fund in that it combines the money of many investors who each own a share of the pool. A “separate account” is an individually managed pool of assets just for Intel’s plan participants.
Mutual funds, collective investment funds, and separate accounts typically have fund managers who invest the assets on behalf of all the shareholders. Collective investment funds and separate accounts, however, are different from mutual funds in the way they are set up legally. Each mutual fund is registered with the SEC. The mutual funds offered through the Plan are available to the general public. The collective investment funds and separate accounts offered through the Plan are not available to the general public. They are part of a trust maintained for the collective investment of qualified pension or profit sharing plans, or for Intel’s separate account participants. A group trust or separate account must be maintained in accordance with applicable Tax Code and Department of Labor regulations.
Unlike mutual funds, these funds are not marketed to the general public. With reduced marketing costs, they generally have lower management expenses and fees than mutual funds. Because they are not quoted on a public exchange, they do not have a ticker symbol and therefore cannot be looked up in the newspaper or on the Internet. Although a separate prospectus is not available, participants have access to detailed information about the Core Asset Class Funds via Fidelity NetBenefits. To track the performance of these investment options, visit NetBenefits at www401k.com. Information on these investment options was provided by Intel.
Stock Investments
Large Cap U.S. Stock Fund
VRS code: 47186                Ticker: N/A
What it is: A fund that invests in U.S. large-capitalization stocks.
Goal: Seeks long-term growth of capital and income from dividends.
What it invests in: The Large Cap U.S. Stock Fund seeks to match the performance of the Standard & Poor’s 500 (S&P 500) Index. The Index is designed to measure performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries. The S&P 500 Index focuses on the large capitalization segment of the market, with over 80% coverage of U.S. stocks. The fund employs full replication, holding each company in proportion to its market capitalization weight in the S&P 500 Index. The S&P 500 is one of several U.S. indices considered to be a building block for portfolio construction.
Who might want to invest in it:
•	Someone who is willing to accept potentially wide swings in the value of his or her investment

•	Someone who wants to achieve roughly the same performance as the U.S. stock market is represented by the S&P 500 Index

•	Someone who is investing for the long term (more than five years)
This option is not a mutual fund but a collective investment fund that pools the assets of tax-qualified employee benefit plans into a single fund with a common objective. Share price and return will vary. The Large Cap U.S. Stock Fund is managed by Mellon Bank, N.A.

Although a separate prospectus is not available, participants have access to detailed information about the Large Cap U.S. Stock Fund via Fidelity NetBenefits. To track the performance of this investment option, visit NetBenefits at www.401k.com. Once you enter your SSN or Customer ID and PIN, select SERP 401(k) > Performance. For more detailed information, select the Quarterly Fund Profiles link within Plan News on the home page. Information on this investment option was provided by Intel.
Small Cap U.S. Stock Fund
VRS code: 47188                Ticker: N/A
What it is: A fund that invests in U.S. small-capitalization stocks.
Goal: Seeks to provide long-term growth of capital.
What it invests in: The Small Cap U.S. Stock Fund seeks to exceed the performance of the Russell 2000 Index. The Russell 2000 Index includes the 2000 smallest companies as determined by market capitalization from the Russell 3000 Index. The Russell 3000 represents 98% of the investable U.S. equity market. The fund is comprised of both an index component as well as an investment in specific U.S. small capitalization securities. The index component of the fund seeks to replicate the performance of the Russell 2000 Index, holding stocks in proportion to their weight in the index. For liquidity reasons, securities with extremely small market capitalizations may not be replicated. The actively managed component of the fund employs a disciplined approach, employing both quantitative and qualitative analysis, seeking to improve upon index performance by exploiting market inefficiencies.
Who might want to invest in it:
•	Someone who is comfortable taking the increased investment risk that comes with investing in smaller, lesser-known companies, and who can invest over the long term

•	Someone with a conservative portfolio who is interested in investing part of his or her money more aggressively
This option is not a mutual fund but a collective investment fund that pools the assets of tax-qualified employee benefit plans into a single fund with a common objective. Share price and return will vary. The index component of the Small Cap U.S. Stock Fund is managed by Mellon Bank, N.A. and the actively managed component of the Small Cap U.S. Stock Fund is managed by Wedge Capital Management, LLP. The asset allocation percentages for the index and actively managed components of the fund are managed by Intel.
Although a separate prospectus is not available, participants have access to detailed information about the Small Cap U.S. Stock Fund via Fidelity NetBenefits. To track the performance of this investment option, visit NetBenefits at www.401k.com. Once you enter your SSN or Customer ID and PIN, select SERP 401(k) > Performance. For more detailed information, select the Quarterly Fund Profiles link within Plan News on the home page. Information on this investment option was provided by Intel.
International Stock Fund
VRS code: 47174                Ticker: N/A
What it is: A growth fund that invests in foreign stocks and bonds.
Goal: Seeks long-term growth of capital.
What it invests in: The International Stock Fund seeks to exceed the performance of the MSCI EAFE Index. The fund is comprised of both an index component as well as an investment in specific international securities. The index component of this fund seeks to replicate the performance of the MSCI EAFE Index.

This index measures the stock markets of developed countries in Europe, Australasia, and the Far East, while excluding securities from the United States and Canada. Within each individual country, the fund holds each security in proportion to its market capitalization weight. The index component may utilize equity futures contracts and currency forwards to better correlate itself to its benchmark. The actively managed component seeks to improve upon index performance by exploiting market inefficiencies. The fund invests primarily in foreign stocks and bonds that provide the potential for capital appreciation and income. Although, the manager may utilize bonds and currencies, the focus of this fund remains on international stocks.
Who might want to invest in it:
•	Someone who is comfortable with the investment risk and potential rewards involved in investing overseas, especially in developing countries, as well as with the investment risk involved in any growth fund

•	Someone who wants to complement the performance of U.S. investments with that of investments overseas, which may behave quite differently
This option is not a mutual fund but a collective investment fund that pools the assets of tax-qualified employee benefit plans into a single fund with a common objective. Share price and return will vary. The index component of the International Stock Fund is managed by Mellon Bank, N.A. and the actively managed component of the International Stock Fund is managed by Delaware Investment Advisors, LTD. The asset allocation percentages for the index and actively managed components of the fund are managed by Intel.
Although a separate prospectus is not available, participants have access to detailed information about the International Stock Fund via Fidelity NetBenefits. To track the performance of this investment option, visit NetBenefits at www.401k.com. Once you enter your SSN or Customer ID and PIN, select SERP 401(k) > Performance. For more detailed information, select the Quarterly Fund Profiles link within Plan News on the home page. Information on this investment option was provided by Intel.
BOND INVESTMENTS
Total U.S. Bond Fund
VRS code: 47190                Ticker: N/A
What it is: A fund that invests in intermediate-term U.S. bonds.
Goal: Seeks to match the performance of the general bond market indices.
What it invests in: The Total U.S. Bond Fund seeks to match the performance of the Lehman Brothers Aggregate Bond Index. The index is composed of government and corporate bonds, asset-backed securities and mortgage-backed securities all of investment-grade quality or better with at least one year to maturity. Due to various purchase requirements for several of the underlying holdings, the fund takes a sampling approach to create a representative portfolio of securities from each industry, quality, and duration sector of the Index. Each sector is held in proportion to its representative weight in the Index.
Who might want to invest in it:
•	Someone who is looking for a basic fixed-income investment, and who is interested in the diversification offered by this approach to bond investing

•	Someone with an aggressive investment portfolio who wants to balance stock market risk with a more stable option
This option is not a mutual fund but a collective investment fund that pools the assets of tax-qualified employee benefit plans into a single fund with a common objective. Share price and return will vary. The Total U.S. Bond Fund is managed by Mellon Bank, N.A.

Although a separate prospectus is not available, participants have access to detailed information about the Total U.S. Bond Fund via Fidelity NetBenefits. To track the performance of this investment option, visit NetBenefits at www.401k.com. Once you enter your SSN or Customer ID and PIN, select SERP 401(k) > Performance. For more detailed information, select the Quarterly Fund Profiles link within Plan News on the home page. Information on this investment option was provided by Intel.
Stable Value Fund
VRS code: 94759                Ticker: N/A
What it is: A fund that holds high quality bonds and investment contracts intended to minimize market volatility.
Goal: Seeks to provide stability of principal and interest, and to achieve higher returns over time than money market funds.
What it invests in: High-quality, fixed income securities, including investment contracts issued by banks, insurance companies, and other financial institutions, and government, corporate, asset-backed and mortgage-backed securities.
Who might want to invest in it:
•	Someone who is looking for asset value to remain stable

•	Someone who wants price stability to balance more aggressive investment options

•	Someone looking to earn a competitive rate of interest while preserving his or her principal investment
The Stable Value Fund is an individually managed account. It is not a mutual fund. It is managed by Standish Mellon Asset Management Company LLC. The Fund strives to provide principal stability, but cannot guarantee that it will be able to do so, and its yield will fluctuate.
You are not permitted to make a direct exchange from the Stable Value Fund to the Institutional Cash Portfolio (considered a “competing fund”). Before exchanging from the Stable Value Fund to the Institutional Cash Portfolio, you must first move the assets to a “non-competing fund” for 90 days. While these requirements may seem restrictive, they are typically imposed by issuers, such as insurance companies, banks, or other approved financial institutions, as a condition for issuing investment contracts to retirement plans. Investments in the Stable Value Fund are not guaranteed by Standish Mellon Asset Management LLC or the Plan sponsor, and are not insured by the FDIC.
Although a separate prospectus is not available, participants have access to detailed information about the Stable Value Fund via Fidelity NetBenefits. To track the performance of this investment option, visit NetBenefits at www.401k.com. Once you enter your SSN or Customer ID and PIN, select SERP 401(k) > Performance. For more detailed information, select the Quarterly Fund Profiles link within Plan News on the home page. Information on this investment option was provided by Intel.
ADDITIONAL INVESTMENT OPTIONS
If you want to invest in asset classes or investment strategies beyond those offered in the LifeStage Funds or Core Asset Class Funds categories, or have a more focused investment approach, the Additional Investment Options may be appropriate for you. Intel makes available a large selection of registered mutual funds and collective investment funds from many well-known fund companies spanning a variety of investment styles and categories.
Intel offers these mutual funds and collective investment funds to expand the choices available to participants when selecting investments for their accounts. When you invest in a mutual fund or collective investment fund, your money is pooled with money from other investors, and a professional money manager buys and sells securities with this money to pursue the fund’s objectives and to seek to earn a profit for its investors. This is the most common type of investment within defined contribution plans.
The description for each of the investment options available through the Additional Investment Options category is listed and categorized by its respective Morningstar category as of January 31, 2004. Investment options are listed in alphabetical order within each category.
STOCK INVESTMENTS
Company Stock
See Attachment B for a description of the Intel Stock Fund.
Large-Cap Growth
American Century Ultra Fund—Institutional Class
VRS code: 44568                Ticker: TWUIX
What it is: A growth mutual fund.
Goal: To increase the value of your investment over the long term through capital growth
What it invests in: Primarily in common stocks of medium- and large-sized companies whose earnings and revenues are growing. Investments are broadly diversified across many different types and sizes of companies and industries. The fund may invest in both foreign and U.S. companies. Foreign securities involve greater risk. Share price and return will vary.
Who might want to invest in it:
•	Someone who wants to diversify across a large number of individual stocks.

•	Someone who will be invested in the fund over the long term and who is comfortable with the ups and downs of the overall stock market, and who wants to try to get potentially higher long-term returns
Institutional Class shares are available through the Plan. Managed by American Century Investment Management, Inc., a wholly owned subsidiary of American Century Companies, Inc., and distributed by Funds Distributor, Inc., which provided the description for this fund. This fund pays a credit back to the Plan.
American Funds® Growth Fund of America® R5 Class
VRS code: 46606                Ticker: RGAFX
What it is: A growth mutual fund.
Goal: To increase the value of your investment over the long term through capital growth.
What it invests in: A diversified portfolio consisting primarily of common stocks. The fund may also invest in convertible securities, nonconvertible preferred stocks, and stocks of issuers outside the United States. The fund has the flexibility to invest wherever the manager believes the best growth opportunities appear to be. Share price and return will vary.
Who might want to invest in it:

•	Someone seeking capital appreciation through stocks. Investors in the fund should have a long-term perspective and be able to tolerate potentially wide price fluctuation.
Class R5 shares are available through the Plan. Managed by Capital Research and Management Company, which provided the description for this fund. This fund pays a credit back to the Plan.
Barclays Global Investors NASDAQ-100 Index Fund—Class T
VRS code: 20889                Ticker: N/A
What it is: A technology sector fund (not a mutual fund).
Goal: The Barclays Global Investors Nasdaq-100 Index® Fund seeks to capture the growth potential of the 100 largest and most actively traded companies on the Nasdaq stock market.
What it invests in: The fund invests in the companies that make up the Nasdaq-100 Index, which reflects Nasdaq’s largest non-financial companies across major industry groups, including computer hardware and software, telecommunications, retail/wholesale trade, and biotechnology. Investing in the Nasdaq-100 Index Fund may offer long-term investors growth of capital. However, the risk level for this fund is high as securities currently held in the Nasdaq-100 Index are concentrated in specific industries such as computer hardware and software, biotechnology, retail/wholesale trade and telecommunications, which tend to experience a high degree of volatility. This option is not a mutual fund but a collective investment fund that pools the assets of tax qualified employee benefit plans into a single fund with a common objective.
Who might want to invest in it:
•	Someone seeking to capture the growth potential of the 100 largest and most actively traded companies on the Nasdaq Stock market.
The Barclays Global Investors NASDAQ-100 Index Fund is not FDIC insured, is not an obligation or deposit of, or guaranteed by, Barclays Global Investors or its affiliates and involves investment risk, including loss of principal.
The NASDAQ-100, NASDAQ-100 Index, and NASDAQ are trade or service marks of The NASDAQ Stock Market, Inc. (which with its affiliates are Corporations) and are licensed for use by Barclays Global Investors, N.A.
This option is not a mutual fund, but a collective investment fund that pools the assets of tax-qualified employee benefit plans into a single fund with a common objective. Share price and return will vary. Although a separate prospectus is not available, participants have access to detailed information about the Barclays Global Investors Nasdaq-100 Index Fund—Class T via Fidelity NetBenefits. To track the performance of this investment option, visit NetBenefits at www.401k.com. Once you enter your SSN or Customer ID and PIN, select SERP 401(k) > Performance. For more detailed information, select the Quarterly Fund Profiles link within Plan News on the home page. Information on this investment option was provided by Barclays Global Investors.
Brandywine Blue Fund, Inc.
VRS code: 99827                Ticker: BLUEX
What it is: A growth mutual fund.
Goal: Seeks to increase the value of your investment over the long term through capital growth.
What it invests in: Primarily invests in mid-cap and larger U.S. companies, and, to a lesser extent, in equity securities of foreign issuers. Invests in companies in a broad range of industries but generally focus on companies whose earnings are growing by at least 20% per year and whose stocks sell at reasonable price-to-earnings ratios. Investments in mid-sized companies may involve greater risks than those in larger, more well known companies, but may be less volatile than investments in smaller companies. Foreign investments, especially those in emerging markets, involve greater risk and may offer greater potential returns than U.S. investments. This risk includes political and economic uncertainties of foreign countries, as well as the risk of currency fluctuation. Share price and return will vary.
Who might want to invest in it:
•	Someone who is looking for a growth component for retirement.

•	Someone who will be invested in the fund for the long term and who is comfortable with the ups and downs of the stock market in exchange for potentially higher long-term returns.
Managed by Friess Associates, Inc., which provided the description for this fund. This fund pays a tiered credit back to the Plan.
Fidelity Contrafund
VRS code: 00022                Ticker: FCNTX
What it is: A growth mutual fund.
Goal: Seeks to provide capital appreciation.
What it invests in: Primarily invests in common stocks. The fund may invest in securities of domestic and foreign issuers whose value the fund’s manager believes is not fully recognized by the public. The fund may invest in “growth” or “value” stocks, or both. Share price and return will vary.
Who might want to invest in it:
•	Someone who wants the potential for long-term growth, and who is willing to ride out the fluctuation of the stock market for the potential of a higher return.

•	Someone interested in reaping the possible benefits of investing in companies that are currently out of favor with investors but that show potential for improvement.
Managed by Fidelity Management & Research Company, which provided the description for this fund. This fund pays a credit back to the Plan.
Fidelity Growth Company Fund
VRS code: 00025                Ticker: FDGRX
What it is: A growth mutual fund.
Goal: Seeks to provide capital appreciation.
What it invests in: Primarily invests in common stocks. The fund invests in companies that the manager believes have above-average growth potential. The fund may invest in securities of domestic and foreign issuers. Share price and return will vary.
Who might want to invest in it:
•	Someone who wants to diversify a conservative portfolio by investing a portion of his or her money in a growth fund.

•	Someone who wants the potential for long-term growth, and who is willing to ride out the fluctuation of the stock market for the potential of a higher return.

Managed by Fidelity Management & Research Company, which provided the description for this fund. This fund pays a credit back to the Plan.
Allianz CCM Capital Appreciation Fund—Institutional Class
VRS code: 93597               Ticker: PAPIX
What it is: A growth mutual fund.
Goal: To increase the value of your investment over the long term through capital growth.
What it invests in: Common stocks of companies selected from a universe of the 1,000 largest stocks (measured by market capitalization) with the potential for growth. Share price and return will vary.
Who might want to invest in it:
•	Someone who does not need current income from dividends.

•	Someone who is willing to accept some risk and who can tolerate the ups and downs of the stock market.

•	Someone who is looking for capital growth over the long term (at least five years).
Institutional Class shares are available through the Plan. Managed by Allianz Global Investors Fund Management LLC, which provided the description for this fund.
TCW Galileo Select Equities Fund—Class I
VRS code: 23604               Ticker: TGCEX
What it is: A growth mutual fund.
Goal: Seeks to increase the value of your investment over the long-term through capital growth.
What it invests in: The fund invests primarily in the common stocks of larger companies. The fund invests in companies that have opportunities for growth that are not fully reflected in stock market valuations. A bottom-up approach is emphasized that focuses primarily on assessing the operating prospects of each prospective holding. Companies targeted for investment are believed to have strong and enduring business models, inherent advantages over their competitors and unique business franchise characteristics. Companies are also selected for their prospects for capitalizing on broad investment and economic trends. Share price and return will vary.
Who might want to invest in it:
•	Someone who will be invested in the fund over the long term.

•	Someone who is comfortable with the ups and downs of the overall stock market.
Class I shares are available through the Plan. Managed by TCW Investment Management Company, which provided the description for this fund.
T. Rowe Price Growth Stock Fund
VRS code: 91150               Ticker: PRGFX
What it is: A growth mutual fund.
Goal: Seeks to provide long-term growth of capital and, secondarily, increasing dividend income.

What it invests in: Primarily invests in common stocks of well-established growth companies. The fund invests at least 80% of total assets in the common stocks of a diversified group of growth companies. The fund normally (but not always) seeks investments in companies that have the ability to pay increasing dividends through strong cash flow. Share price and return will vary.
Who might want to invest in it:
•	Someone who is seeking to build capital over the long term who can accept the price fluctuations inherent in common stock investing.
Managed by T. Rowe Price Associates, Inc., which provided the description for this fund. This fund pays a credit back to the Plan.
Vanguard Growth Index Fund—Admiral Class
VRS code: 21443               Ticker: VIGAX
What it is: A growth stock index mutual fund.
Goal: To provide the potential for long-term growth of capital by matching the performance and risk of the MSCI U.S. Prime Market Growth Index.
What it invests in: All the stocks in the MSCI U.S. Prime Market Growth Index in approximately the same proportion as they are represented in the index. The overall risk level of the fund is moderate to aggressive. Share price and return will vary.
Who might want to invest in it:
•	Someone who is willing to accept possibly wide swings in the value of his or her investment.

•	Someone who is investing for the long term (more than five years).

•	Someone who wants to try to achieve roughly the same performance as the portion of the overall U.S. stock market represented by the MSCI U.S. Prime Market Growth Index.
The MSCI U.S. Prime Market Growth Index is an unmanaged index that represents the growth companies of the MSCI U.S. Prime Market 750 Index. (The MSCI U.S. Prime Market 750 Index represents the universe of large and medium capitalization companies in the U.S. equity market. This index targets for inclusion 750 companies and represents, as of June 30, 2003, approximately 87% of the capitalization of the U.S. equity market.) The MSCI U.S. Prime Market Growth Index is a subset of the MSCI U.S. Prime Market 750 Index.
Admiral Class shares are available through the Plan. Managed by Vanguard’s Quantitative Equity Group and distributed by Vanguard Marketing Corporation, which provided the description for this fund.
Large Cap Blend
AIM Basic Value Fund—Institutional Class
VRS code: 47133               Ticker: GTVVX
What it is: A domestic equity mutual fund.
Goal: Seeks to provide long-term growth of capital.
What it invests in: Primarily invests at least 65% of its total assets in equity securities of U.S. issuers that have market capitalization of greater than $500 million and that the portfolio managers believe to be undervalued in relation to long-term earning power or other factors. The fund may also invest up to 35% of its total assets in equity securities of U.S. issuers that have market capitalization of less than $500 million and in investment-grade non-convertible debt securities, U.S. government securities and high-quality money market instruments, all of which are issued by U.S. issuers. The fund may also invest up to 25% of its total assets in foreign securities, which involve greater risk. In selecting investments, the portfolio managers seek to identify those companies whose prospects and growth potential are undervalued by investors and that provide the potential for attractive returns. Share price and return will vary.
Who might want to invest in it:
•	Someone who will be invested in the fund over the long term.

•	Someone seeking to add a value component to their growth-oriented portfolio.
Institutional Class shares are available through the Plan. Managed by AIM Advisors, Inc., which provided the description for this fund. This fund pays a credit back to the Plan.
Calvert Social Investment Equity Fund—Institutional Class
VRS code: 47216                Ticker: CEYIX
What it is: A growth mutual fund.
Goal: Seeks to provide growth of capital.
What it invests in: Primarily invests in the common stocks of large-cap companies having, on average, market capitalization of at least $1 billion. The fund is socially screened according to certain criteria. The fund invests in organizations whose products, services, and methods enhance the human condition and the traditional American values of individual initiative, equality of opportunity, and cooperative effort. Investments are selected on the basis of their ability to contribute to the dual objectives of financial soundness and social impact. Share price and return will vary.
Who might want to invest in it:
•	Someone who is looking to be invested in the stock market over the long term and who is comfortable with the ups and downs of the stock market.

•	Someone who is looking for a fund that invests in companies that use innovative business approaches to the marketplace, the workplace and the natural environment
Institutional Class shares are available through the Plan. The fund is managed by Calvert Asset Management Company, Inc. and sub-advised by Atlanta Capital Management, which provided the description for the fund.
Legg Mason Value Trust, Inc.—Institutional Class
VRS code: 93732                Ticker: LMNVX
What it is: A large-cap equity mutual fund which uses the “value approach” to investing.
Goal: Long-term capital appreciation.
What it invests in: Stocks that the adviser believes are undervalued, and therefore offer above-average potential for capital appreciation. Share price and return will vary.
Who might want to invest in it:
•	Someone interested in buying stock of companies that the adviser believes represent large discounts to the current worth of those businesses.

•	Someone who will be invested for the long term and who is looking for long term earnings power.
Institutional Class shares are available through the Plan. Managed by Legg Mason Funds Management Inc., which provided the description for this fund.
Vanguard Institutional Index Fund—Plus Class
VRS code: 94567                Ticker: VIIIX
What it is: A growth and income index mutual fund.
Goal: Seeks long-term growth of capital and income from dividends.
What it invests in: The fund holds all 500 stocks that make up the S&P 500® Index in proportion to their weighting in the index. The fund attempts to track the performance of the index, a widely recognized benchmark of U.S. stock market performance, and remains fully invested in stocks at all times. Its management does not speculate on the direction of the index. Share price and return will vary.
Who might want to invest in it:
•	Someone who is willing to accept possibly wide swings in the value of his or her investment.

•	Someone who is investing for the long term (more than five years).

•	Someone who wants to achieve roughly the same performance as the U.S. stock market as represented by the S&P 500® Index.
The S&P 500 Index is a registered service mark of The McGraw-Hill Companies, Inc., and has been licensed for use by Fidelity Distributors Corporation and its affiliates. It is an unmanaged index of the common stock prices of 500 widely held U.S. stocks that includes the reinvestment of dividends.
Plus Class shares are available through the Plan. Managed by Vanguard’s Quantitative Equity Group and distributed by Vanguard Marketing Corporation, which provided the description for this fund.
Large Cap Value
American Funds Washington Mutual Investors Fund—Class R5
VRS code: 45715                Ticker: RWMFX
What it is: A domestic equity mutual fund.
Goal: To produce current income and to provide an opportunity for growth.
What it invests in: Primarily common stocks. The fund must be fully invested (95%) in the stocks of U.S. companies that meet the fund’s “eligible list” criteria, which include specific guidelines for return of capital, financial strength, and dividend payment. The “eligible list” requirements are based on standards originally established by the U.S. District Court for the investment of trust funds in the District of Columbia. Share price and return will vary.
Who might want to invest in it:
•	Someone who is looking for a combination of income and growth in one investment.

•	Someone who is willing to ride out stock market ups and downs to try to get potential growth of his or her investment.

Class R5 shares are available through the Plan. Managed by Capital Research and Management Company, who provided the description for this fund. This fund pays a credit back to the Plan.
Barclays Global Investors Russell 1000 Value Fund
VRS code: 96229                Ticker: N/A
What it is: A fully replicating index fund (not a mutual fund).
Goal: The Barclays Global Investors Russell 1000 Value Fund seeks to provide stable, long-term gains through a portfolio of established stocks.
What it invests in: The fund invests in a broad range of large-capitalization U.S. companies. The investments focus on stocks that have relatively high dividend yields and low prices relative to their earnings or book value. The stocks in which this fund invests represent a subset of the Russell 1000 Index, which measures the performance of the 1000 largest companies in the Russell 3000 Index.
Who might want to invest in it:
•	Someone seeking a diversified portfolio of large-capitalization value stocks. The fund’s benchmark is the Russell 1000 Value Index.
The Russell 3000 Index measures the performance of the 3,000 largest U.S. companies based on total market capitalization, which represents approximately 98% of the investable U.S. equity market. As of the latest reconstitution, the average market capitalization was approximately $4 billion; the median market capitalization was approximately $700 million. The index had a total market capitalization range of approximately $309 billion to $128 million.
The Russell 1000 Index measures the performance of the 1,000 largest companies in the Russell 3000 Index, which represents approximately 92% of the total market capitalization of the Russell 3000 Index. As of the latest reconstitution, the average market capitalization was approximately $11 billion; the median market capitalization was approximately $3.5 billion. The index had a total market capitalization range of approximately $309 billion to $1.3 billion.
Dodge & Cox Stock Fund
VRS code: 94769                Ticker: DODGX
What it is: A domestic equity mutual fund.
Goal: To provide long-term growth of principal and income. A secondary objective is to provide reasonable current income.
What it invests in: Primarily invests in a broadly diversified portfolio of common stocks. In selecting investments, the fund invests in companies that appear to be temporarily undervalued by the stock market but have a favorable outlook for long-term growth. The fund focuses on the underlying financial condition and prospects of individual companies, including future earnings, cash flow and dividends. Companies are also selected with an emphasis on financial strength and sound economic condition. Share price and return will vary.
Who might want to invest in it:
•	Someone who wants both long-term growth and income.

•	Someone who wants to invest in the Fund over the long-term and is comfortable with the ups and downs of the stock market.

Managed by Dodge & Cox, which provided the description for this fund. This fund pays a credit back to the Plan.
Morgan Stanley Institutional Fund Trust Value Portfolio—Institutional Class
VRS code: 93582               Ticker: MPVLX
What it is: A value-oriented stock mutual fund that seeks above average total return.
Goal: To provide above-average, long-term returns relative to the broad stock market.
What it invests in: Primarily invests in common stocks of companies with capitalizations generally greater than $1 billion at the time of purchase. The portfolio emphasizes a value style of investing, seeking well-established companies that appear to be undervalued and currently are not being recognized within the market place. The portfolio may invest, to a limited extent, in foreign equity securities, and may also invest in securities of foreign companies that are listed in the United States on a national exchange. Foreign investments, especially those in emerging markets, involve greater risk and may offer greater potential returns than U.S. investments. This risk includes the political and economic uncertainties of foreign countries, as well as the risk of currency fluctuation. Share price and return will vary.
Who might want to invest in it:
•	Someone with a moderate to aggressive investment strategy who is willing to ride out stock market ups and downs for larger potential long-term returns.

•	Someone who wants exposure to value stocks.
Institutional Class shares are available through the Plan. Managed by Morgan Stanley Investments LP, which provided the description for this fund.
Vanguard Windsor Fund—Admiral Class
VRS code: 45380               Ticker: VWNEX
What it is: A growth and income mutual fund.
Goal: To provide the potential for long-term growth of capital. Modest dividend income is a secondary objective of the fund.
What it invests in: Stocks of large and medium-sized companies that are generally undervalued and overlooked in the market, and out of favor with investors. The fund also may invest in stocks that pay dividend income. Investments in mid-sized companies may involve greater risks than those of larger, more well-known companies, but may be less volatile than investments in smaller companies. Share price and return will vary.
Who might want to invest in it:
•	Someone who is investing for the long term (more than five years).

•	Someone who is willing to accept possibly sharp swings in the value of his or her investment.
Admiral Class shares are available through the Plan. Managed by Wellington Management Company, LLP, Bernstein Investment Research and Management, and The Vanguard Group, and distributed by Vanguard Marketing Corporation, which provided the description for this fund.
Mid-Cap Growth

Fidelity Mid-Cap Stock Fund
VRS code: 00337               Ticker: FMCSX
What it is: A growth mutual fund.
Goal: Seeks to provide long-term growth of capital.
What it invests in: Primarily invests at least 80% of its assets in common stocks of companies with medium market capitalizations (those with market capitalizations similar to companies in the Russell Midcap® Index or the S&P® MidCap 400 Index). The fund may potentially invest in companies with smaller or larger market capitalizations. Investments in mid-sized companies may involve greater risk than those of larger, more well known companies, but may be less volatile than investments in smaller companies. The fund may invest in securities of domestic and foreign issuers. If you sell any of your shares after holding them for less than 30 days, the fund will deduct a short-term trading fee from your account equal to 0.75% of the value of the shares sold. Share price and return will vary.
Who might want to invest in it:
•	Someone who wants to focus on medium-capitalization stocks in search of above-average returns.

•	Someone whose money will be invested over the long term, and who is comfortable with the fluctuation of investing in the stock market.
The Russell Midcap Index is an unmanaged market capitalization—weighted index of medium-capitalization U.S. company stocks. The S&P MidCap 400 Index is an unmanaged market capitalization—weighted index of 400 medium-capitalization stocks.
Managed by Fidelity Management & Research Company, which provided the description for this fund. This fund pays a credit back to the Plan.
Allianz CCM Mid-Cap Fund—Institutional Class
VRS code: 93600                Ticker: PMGIX
What it is: A growth mutual fund.
Goal: To increase the value of your investment over the long term through capital growth.
What it invests in: Common stocks of companies worth at least $500 million (excluding the 200 companies with the highest market capitalization) with the potential for growth. Investments in mid-sized companies may involve greater risks than those of larger, more well-known companies, but may be less volatile than investments in smaller companies. Share price and return will vary.
Who might want to invest in it:
•	Someone who does not need current income from dividends.

•	Someone who is willing to accept some risk and who can tolerate the ups and downs of the stock market.

•	Someone who is looking for capital growth over the long term (at least five years).
Institutional Class shares are available through the Plan. Managed by Allianz Global Investors Fund Management LLC, which provided the description for this fund.
Mid-Cap Blend

Fidelity Low-Priced Stock Fund
VRS code: 00316                Ticker: FLPSX
What it is: A growth mutual fund.
Goal: Seeks to provide capital appreciation.
What it invests in: Primarily invests at least 80% of its assets in low-priced stocks (those priced at or below $35 per share), which can lead to investments in small and medium-sized companies. The fund may potentially invest in stocks not considered low priced. Investments in smaller companies may involve greater risk than those of larger, more well known companies. The fund may invest in securities of domestic and foreign issuers. The fund may invest in “growth” or “value” stocks, or both. If you sell any of your shares after holding them for less than 90 days, the fund will deduct a short-term trading fee from your account equal to 1.5% of the value of the shares sold. Share price and return will vary.
Who might want to invest in it:
•	Someone with a conservative portfolio who is interested in investing part of his or her money more aggressively.

•	Someone who is comfortable taking the increased investment risk that comes with investing in smaller, lesser-known companies, and who can invest over the long term.
Managed by Fidelity Management & Research Company, which provided the description for this fund. This fund pays a credit back to the Plan.
Legg Mason Special Investment Trust—Institutional Class
VRS code: 47140                 Ticker: LMNSX
What it is: A growth mutual fund.
Goal: Seeks to provide capital appreciation.
What it invests in: The fund invests primarily in equity securities, and securities convertible into equity securities, of companies whose market capitalizations are typically classified as small to mid-size. The fund also invests in “special situations” without regard to market capitalization. Special situations are companies undergoing unusual or possibly one-time developments that, in the manager’s opinion, make them attractive for investment. Investments in smaller companies may involve greater risks than those in larger, better known companies. Share price and return will vary.
Who might want to invest in it:
•	Someone who plans to invest for the long term.

•	Someone who is comfortable with investing for the long term and with the higher investment risk smaller- and mid-size companies generally involve in exchange for offering greater potential for long-term reward.
Institutional Class shares are available through the Plan. Managed by Legg Mason Funds Management, Inc., which provided the description for this fund.
TCW Galileo Value Opportunities Fund—Class I
VRS code: 23698                Ticker: TGVOX
What it is: A value mutual fund.

Goal: Seeks to provide long-term capital appreciation.
What it invests in: The fund invests at least 65% of the value of its total assets in equity securities of companies with market capitalizations between $500 million and $15 billion. In managing the fund’s investments, the adviser looks to invest the Fund’s assets in the equity securities of companies that are in one or more of the following situations: have undervalued assets; have undervalued growth potential; are in a turnaround situation; or are emerging growth companies. Share price and return will vary.
Who might want to invest in it:
•	Someone who is willing to accept some risk and who can tolerate the ups and downs of the stock market.

•	Someone who is looking for capital growth over the long term.
Class I shares are available through the Plan. Managed by TCW Investment Management Company, which provided the description for this fund.
Vanguard Mid-Cap Index Fund—Institutional Class
VRS code: 45399                 Ticker: VMCIX
What it is: A mid-cap blend fund.
Goal: To provide the potential for long-term growth of capital by matching the performance and risk of the MSCI® U.S. Mid Cap 450 Index.
What it invests in: Invests in all 450 stocks in the MSCI U.S. Mid Cap 450 Index in approximately the same proportion as they are represented in the index. The overall risk level of the fund is moderate to aggressive. Investments in mid-sized companies may involve greater risks than those of larger, more well-known companies, but may be less volatile than investments in smaller companies. Share price and return will vary.
Who might want to invest in it:
•	Someone seeking to achieve roughly the same performance as the U.S. stock market as represented by the MSCI U.S. Mid Cap 450 Index.

•	Someone with a long-term investment horizon (at least five years).

•	Someone seeking long-term growth of capital.
The MSCI U.S. Mid Cap 450 Index is an unmanaged index that represents the universe of medium capitalization companies in the U.S. equity market. This index targets for inclusion 450 companies and represents, as of June 30, 2003, approximately 13% of the capitalization of the US equity market.
Institutional Class shares are available through the Plan. Managed by The Vanguard Group and distributed by Vanguard Marketing Corporation, which provided the description for this fund.
Vanguard Strategic Equity Fund—Investor Class
VRS code: 93557                Ticker: VSEQX
What it is: An aggressive growth stock mutual fund.
Goal: Seeks maximum long-term growth of capital.

What it invests in: The fund invests primarily in mid- and small-capitalization stocks. Stocks are selected through the use of sophisticated computer programs. The programs first evaluate various segments of the market (for example, growth versus value stocks and small-cap versus mid-cap stocks) to determine those with the most attractive prospects. Other computer programs identify the most attractive individual stocks within each market segment according to such criteria as price, cash flow, and trends in earnings growth. Share price and return will vary.
Who might want to invest in it:
•	Someone who is willing to accept possibly wide swings in the value of his or her investment.

•	Someone who wants to focus on small and medium-capitalization stocks in search of above-average returns.
Investor Class shares are available through the Plan. Managed by The Vanguard Group and distributed by Vanguard Marketing Corporation, which provided the description for this fund.
Mid-Cap Value
American Century Equity Income Fund—Institutional Class
VRS code: 22678                Ticker: ACIIX
What it is: A growth and income mutual fund.
Goal: Seeks to provide current income. Capital appreciation is a secondary objective of this fund.
What it invests in: Primarily invests in securities with a favorable income-paying history that have prospects for income payments to continue or increase. The fund managers also look for securities of companies that they believe are undervalued and have the potential for an increase in price. The fund seeks to receive dividend payments that provide a yield that exceeds the yield of the stocks comprising the S&P 500® Index, which measures the performance of a broad selection of stocks. Share price and return will vary.
Who might want to invest in it:
•	Someone who wants the potential for long-term growth and wants to be invested in the stock market for its long-term growth potential.

•	Someone who is looking for income from stocks and bonds.
Institutional Class shares are available through the Plan. Managed by American Century Investment Management, Inc., a wholly owned subsidiary of American Century Companies, Inc., and distributed by Funds Distributor, Inc., which provided the description for this fund.
The S&P 500 Index is a registered service mark of The McGraw-Hill Companies, Inc., and has been licensed for use by Fidelity Distributors Corporation and its affiliates. It is an unmanaged index of the common stock prices of 500 widely held U.S. stocks that includes the reinvestment of dividends. This fund pays a credit back to the Plan.
Goldman Sachs Mid Cap Value Fund—Institutional Class
VRS code: 45603                Ticker: GSMCX
What it is: A mid-cap value mutual fund.
Goal: Seeks to provide long-term capital appreciation.

What it invests in: Primarily invests at least 80% of its net assets in a diversified portfolio of equity investments in mid-cap issuers with public stock market capitalizations within the range of the market capitalization of companies constituting the Russell Midcap® Value Index at the time of investment. Investments in mid-sized companies may involve greater risks than those in larger, more well known companies, but may be less volatile than investments in smaller companies. Share price and return will vary.
Who might want to invest in it:
•	Investors who wish to add a diversified portfolio of medium capitalization stocks to their overall equity allocation.

•	Long-term investors who are comfortable with the fluctuations of investing in the stock market.
Institutional Class shares are available through the Plan. Managed by Goldman Sachs Asset Management, which provided the description for this fund. Goldman Sachs & Co is distributor of the fund. This fund pays a credit back to the Plan.
Longleaf Partners Fund
VRS code: 21953                Ticker: LLPFX
What it is: A value oriented mutual fund.
Goal: Seeks to provide long-term growth of capital.
What it invests in: Primarily invests most of its total assets in the equity securities of a limited number of mid to large-cap companies. The fund may invest up to 30% of its total assets in foreign securities and up to 15% of its total assets in non-registered or illiquid securities. Foreign investments involve greater risk. Share price and return will vary.
Who might want to invest in it:
•	Someone who wants to focus on medium to large capitalization stocks in search of above average returns.

•	Someone whose money will be invested over the long term and who is comfortable with the ups and downs of investing in the stock market.
Managed by Southeastern Asset Management, Inc., which provided the description for this fund.

Small-Cap Growth
Vanguard Small-Cap Value Index Fund—Investor Class
VRS code: 45455                Ticker: VISVX
What it is: An aggressive growth stock mutual fund.
Goal: Seeks to track the performance of a benchmark index that measures the investment return of small-capitalization value stocks.
What it invests in: The fund seeks to track the performance of the MSCI U.S. Small Cap Value Index. The fund remains fully invested in stocks at all times and its management does not speculate on the direction of the index. Share price and return will vary.
Who might want to invest in it:
•	Investors with a long-term investment horizon (at least five years).

•	Investors seeking a simple, low-cost way to invest in small-capitalization value stocks.

•	Investors seeking long-term growth of capital.
The MSCI U.S. Small Cap Value Index is an unmanaged index that represents the value companies of the MSCI U.S. Small Cap 1750 Index. (The MSCI U.S. Small Cap 1750 Index represents the universe of small capitalization companies in the U.S. equity market. This index targets for inclusion 1,750 companies and represents, as of June 30, 2003, approximately 10% of the capitalization of the U.S. equity market.) The MSCI U.S. Small Cap Value Index is a subset of the MSCI U.S. Small Cap 1750 Index.
Investor Class shares are available through the Plan. Managed by The Vanguard Group and distributed by Vanguard Marketing Corporation, which provided the description for this fund.
Small-Cap Blend
American Century Small Company Fund—Institutional Class
VRS code: 47351                Ticker: ASCQX
What it is: A small cap blend mutual fund.
Goal: Seeks to provide capital appreciation by investing primarily in common stocks of small companies.
What it invests in: Primarily invests in equity securities of smaller-capitalization U.S. companies. The managers use quantitative, computer-driven models to construct the portfolio of stocks for this fund. Investments in smaller companies may involve greater risks than those in larger, more well known companies. Share price and return will vary.
Who might want to invest in it:
•	Someone comfortable with the funds’ short-term price volatility.

•	Someone comfortable with the risks associated with the funds’ investment strategy.

•	Someone seeking long-term capital growth from their investment.
Institutional Class shares are available through the Plan. Managed by American Century Investment Management, Inc., which provided the description for this fund.
Fidelity Small Cap Stock Fund

VRS code: 00340                Ticker: FSLCX
What it is: A growth mutual fund.
Goal: Seeks to provide long-term growth of capital.
What it invests in: Primarily invests at least 80% of its assets in common stocks of companies with small market capitalizations (those with market capitalizations similar to companies in the Russell 2000® Index or the S&P® SmallCap 600 Index). Investments in smaller companies may involve greater risk than those in larger, more well known companies. The fund may invest in securities of domestic and foreign issuers. If you sell your shares after holding them for less than 90 days, the fund will deduct a short-term trading fee from your account equal to 2% of the value of the shares sold. Share price and return will vary.
Who might want to invest in it:
•	Someone who wants to focus on small-capitalization stocks in search of above-average returns.

•	Someone who is comfortable with investing over the long term and with the higher investment risk investing in smaller companies generally involves, in exchange for offering greater potential for long-term reward.
The S&P® SmallCap 600 Index is an unmanaged market capitalization-weighted index of 600 small company stocks. The Russell 2000® Index is an unmanaged index composed of the 2,000 smallest securities in the Russell 3000® Index and includes reinvestment of dividends.
Managed by Fidelity Management & Research Company, which provided the description for this fund. This fund pays a credit back to the Plan.
Goldman Sachs Small Cap Value Fund—Institutional Class
VRS code: 47125                Ticker: GSSIX
What it is: A domestic equity fund.
Goal: Seeks to provide long-term growth of capital.
What it invests in: Primarily invests, under normal circumstances, at least 80% of its net assets in a diversified portfolio of equity investments in small-cap issuers with public stock market capitalizations within the range of the market capitalization of companies constituting the Russell 2000® Value Index at the time of investment. Under normal circumstances, the fund’s investment horizon for ownership of stocks will be two to three years. Although the fund will invest primarily in publicly traded U.S. securities, it may invest up to 25% of its net assets in foreign securities. Foreign investments, especially those in emerging markets, involve greater risk and may offer greater potential returns than U.S. investments. This risk includes political and economic uncertainties of foreign countries, as well as the risk of currency fluctuation. Investments in smaller companies may involve greater risks than those in larger, more well known companies. Share price and return will vary.
Who might want to invest in it:
•	Someone who wants to focus on small-capitalization stocks and who is willing to assume greater risk in search of potentially above-average returns.

•	Someone who will be invested in the fund for the long term and who is willing to ride out the ups and downs of the stock market to try to get potentially higher long-term returns.
The Russell 2000 Value Index is an unmanaged market capitalization-weighted index of value-oriented stocks of U.S. domiciled companies that are included in the Russell 2000 Index. Value-oriented stocks tend to have lower price-to-book ratios and lower forecasted growth values.

Managed by Goldman Sachs Asset Management, L.P., which provided the description for this fund. This fund pays a credit back to the Plan.
Pennsylvania Mutual Fund—Investment Class
VRS code: 47121                Ticker: PENNX
What it is: A growth mutual fund.
Goal: Seeks to provide long term growth of capital.
What it invests in: Primarily invests in a broadly diversified portfolio of equity securities issued by both small- and micro-cap companies that it believes are trading significantly below its estimate of their current worth. Investments in small companies may involve greater risks than those in larger, more well known companies. Share price and return will vary.
Who might want to invest in it:
•	Someone who wants to focus on small- and mid-capitalization stocks in search of above average returns.

•	Someone who will be invested in the fund for the long term and who is willing to ride out the ups and downs of the stock market to try to get potentially higher long-term returns.
Investment Class shares are available through the Plan. Managed by Royce & Associates, LLC, which provided the description for this fund. This fund pays a credit back to the Plan.
Small-Cap Value
American Century Small Cap Value Fund—Institutional Class
VRS code: 23697                Ticker: ACVIX
What it is: A domestic equity or small cap value mutual fund.
Goal: Seeks to provide long term capital growth by investing primarily in common stocks of smaller companies. Income is a secondary objective.
What it invests in: Primarily invests in equity securities of companies with smaller market capitalizations that are believed by management to be undervalued at the time of purchase. The fund managers utilize a value strategy that looks for companies temporarily out of favor in the market. The fund managers attempt to purchase the stock of undervalued companies and hold them until they have returned to favor and their stock prices have gone up. The fund invests primarily in smaller companies with a market capitalization at the time of investment not greater than the largest company in the S&P® SmallCap 600/BARRA Value Index. Although the fund will invest primarily in equity securities, it also may invest up to 35% of assets in other types of securities consistent with its objective of capital growth. Investments in smaller companies may involve greater risk than those in larger, better-known companies. Share price and return will vary.
Who might want to invest in it:
•	Someone seeking to diversify an existing investment portfolio of large-company growth stocks.

•	Someone who has at least a five-year investment horizon.

•	Someone who can tolerate a moderate-to-high degree of share price fluctuation.

•	Someone looking for long-term capital growth with less volatility than small-company growth funds.

The S&P* SmallCap 600/Barra Value Index is an unmanaged capitalization-weighted index of all the stocks in the S&P SmallCap 600 Index that have low book-to-price ratios.
Institutional Class shares are available through the Plan. Managed by American Century Investment Management, Inc., which provided the description for this fund. This fund pays a credit back to the Plan.
Vanguard Small-Cap Growth Index Fund—Investor Class
VRS code: 45456                Ticker: VISGX
What it is: A growth mutual index fund that seeks long-term growth of capital.
Goal: Seeks to match the performance of a benchmark index that measures the investment return of small-capitalization growth stocks.
What it invests in: The fund employs a passive management strategy designed to track the performance of the MSCI U.S. Small Cap Growth Index. The fund attempts to replicate the target index by investing all or substantially all of its assets in the stocks that make up this index. Investments in smaller companies may involve greater risks than those in larger, more well-known companies. Share price and return will vary.
Who might want to invest in it:
•	Someone who is investing for the long term (more than five years).

•	Someone who wants to try to achieve roughly the same performance as the portion of the overall U.S. stock market represented by the MSCI U.S. Small Cap Growth Index.

•	Someone who is willing to accept possibly wide swings in the value of his or her investment.
The MSCI U.S. Small Cap Growth Index is an unmanaged index that represents the growth companies of the MSCI U.S. Small Cap 1750 Index. (The MSCI U.S. Small Cap 1750 Index represents the universe of small capitalization companies in the U.S. equity market. This index targets for inclusion 1,750 companies and represents, as of June 30, 2003, approximately 11% of the capitalization of the U.S. equity market.) The MSCI U.S. Small Cap Growth Index is a subset of the MSCI U.S. Small Cap 1750 Index.
Investor Class shares are available through the Plan. Managed by The Vanguard Group and distributed by Vanguard Marketing Corporation, which provided the description for this fund.
World
BlackRock Global SmallCap Fund, Inc.—Class I
VRS code: 22481                Ticker: MAGCX
What it is: A growth mutual fund that invests globally.
Goal: Seeks to provide long-term capital growth.
What it invests in: Primarily invests at least 80% of its assets in a diversified portfolio consisting of equity securities of small cap issuers from a variety of different countries, including those in emerging markets. Except for unusual circumstances the fund will at all time be invested in securities from at least three different countries. For purposes of the above, market capitalizations are determined at the time of purchase. The fund can invest in securities denominated in either U.S. dollars or foreign currencies. The fund has not established any rating criteria for the debt securities in which it may invest. The fund may invest in high yield bonds (also known as “junk bonds”) and in certain types of “derivative” securities. The fund may use derivatives to hedge its portfolio against interest rate and currency risks. Fund management chooses securities using a combination of “top down” and “bottom up” investment styles. “Top down”

means that the fund seeks to allocate its investments to markets that fund management believes have the potential to outperform other markets due to economic factors, such as government fiscal policies and the direction of interest rate and currency movements. “Bottom up” means that the fund also selects investments based on fund management’s assessment of the earning prospects of individual companies. Foreign investments, especially those in emerging markets, involve greater risk and may offer greater potential returns than U.S. investments. This risk includes the political and economic uncertainties of foreign countries, as well as the risk of currency fluctuation. Investments in smaller companies may involve greater risk than those in larger, better-known companies. Share price and return will vary.
Who might want to invest in it:
•	Someone who wants to complement the performance of U.S. investments with that of investments overseas, which may behave quite differently.

•	Someone who is comfortable with the higher investment risks and potential rewards involved in small-cap and overseas investing as well as with the investment risk involved in any growth mutual fund.
BlackRock Global SmallCap Fund, Inc. Class I changed its name from Merrill Lynch Global SmallCap Fund, Inc. Class I on October 1, 2006. Class I shares are available through the Plan. Managed by BlackRock, which provided the description for this fund. This fund pays a credit back to the Plan.
Templeton Growth Fund—Advisor Class
VRS code: 94584                Ticker: TGADX
What it is: A growth mutual fund that invests globally.
Goal: Seeks to increase the value of your investment over the long term through capital growth.
What it invests in: Primarily invests in equity securities of companies in any foreign country, developed or developing, that the managers believe are likely to produce above-average opportunity for capital growth. The fund may also invest up to 25% of its total assets in debt securities of companies and governments located anywhere in the world. Foreign investments, especially those in developing or emerging markets, involve greater risks and may offer greater potential returns than a portfolio consisting only of U.S. investments. These risks include political and economic uncertainties of foreign countries, as well as the risk of market and currency fluctuations. There is a short-term trading fee of 2.00% for shares held less than 7 days. Share price and return will vary.
Who might want to invest in it:
•	Someone who will be invested in the fund over the long term, and is willing to accept the risks that accompany foreign investments. These include risks related to market and currency fluctuations, and adverse social, economic, and political developments in the countries where investments are made.

•	Someone who wants a fund that seeks growth opportunities not available from the U.S. stock market alone and who seeks the benefits of global diversification.
Advisor Class shares are available through the Plan. Managed by Templeton Global Advisors Limited, which provided the description for this fund. This fund pays a credit back to the Plan.
Foreign
American Funds Europacific Growth Fund—Class R5
VRS code: 46088                Ticker: RERFX
What it is: A growth mutual fund that invests internationally.

Goal: To increase the value of your investment over the long term through capital growth.
What it invests in: Primarily in stocks of companies that do most of their business outside the United States. Normally, at least 80% of the fund’s total assets will be invested in securities of companies from Europe or the Pacific Basin. The fund can invest in many types of companies, ranging from large multinational corporations located in major world markets, to smaller companies located in developing countries. Developing (or emerging market) countries may be subject to more frequent and greater price changes than securities of more developed countries. Foreign investments, especially in developing countries, involve greater risk and may offer greater potential returns than U.S. investments. These risks include political and economic uncertainties of foreign countries, as well as the risk of currency fluctuations. There are additional risks associated with those funds that concentrate their investments in one geographic location. Share price and return will vary.
Who might want to invest in it:
•	Someone who is comfortable with the investment risk and potential rewards involved in investing overseas, especially in developing countries, as well as with the investment risk involved in any growth mutual fund.

•	Someone who wants to complement the performance of U.S. investments with that of investments overseas, which may behave quite differently.
Class R5 shares are available through the Plan. Managed by Capital Research and Management Company, which provided the description for this fund. This fund pays a credit back to the Plan.
Delaware Pooled International Equity Fund
VRS code: 47337                Ticker: DPIEX
What it is: An international mutual fund.
Goal: Seeks to provide long-term growth without undue risk to principal.
What it invests in: Primarily invests at least 80% of assets in equity securities of companies that are organized, have a majority of their assets, or derive most of their operating income outside the United States, and are undervalued at the time of purchase. Investments will be made primarily in marketable securities of companies located in developed countries. Foreign investments, especially those in emerging markets, involve greater risk and may offer greater potential returns than U.S. investments. This risk includes political and economic uncertainties of foreign countries, as well as the risk of currency fluctuation. Share price and return will vary.
Who might want to invest in it:
•	Someone who is willing to ride out the fluctuation of the stock market for the potential of higher returns, and who is comfortable with the risk involved in investing overseas.

•	Someone who wants to complement the performance of U.S. investments with overseas investments, which can behave differently.
Managed by Delaware International Advisers Ltd., which provided the description for this fund.
Morgan Stanley Institutional Fund, Inc.—International Small Cap Portfolio—Class A
VRS code: 22039                Ticker: MSISX
What it is: A value mutual fund that invests internationally.

Goal: Seeks to provide long-term capital growth.
What it invests in: Primarily invests in a diversified portfolio of equity securities of small-cap non-U.S. issuers based on individual stock selection. The manager emphasizes a bottom-up approach to investing that seeks to identify securities of undervalued issuers. The manager selects issuers from a universe comprised of approximately 5000 small cap companies in non-U.S. markets, most with market capitalizations of generally less than $2 billion. The invest process is value driven and based on individual stock selection. In assessing investment opportunities, the manager considers value criteria with an emphasis on cash flow and intrinsic value of company assets. Securities which appear undervalued according to these criteria are then subjected to in-depth fundamental analysis. The manager conducts a thorough investigation of the issuer’s balance sheet, cash flow and income statement and assesses the company’s business franchise, including product competitiveness, market positioning and industry structure. Foreign investments, especially those in emerging markets, involve greater risks and may offer greater potential returns than U.S. investments. These risks include political and economic uncertainties of foreign countries, as well as the risk of currency fluctuations. In addition, investments in small-sized corporations are more vulnerable to financial risks and other risks than larger corporations and may involve a higher degree of price volatility than investments in the general equity markets. If you sell your shares after holding them for less than 30 days, the fund will deduct a short-term trading fee from your account equal to 2% of the value of the shares sold. Share price and return will vary.
Who might want to invest in it:
•	Someone who is willing to ride out the ups and downs of the stock market for the potential of higher returns and who is comfortable with the risks involved with investing overseas as well as additional risks of investing in small-sized companies.

•	Someone who wants to complement the performance of U.S. investments with overseas investments, which can behave differently.
Class A shares are available through the Plan. Managed by Morgan Stanley Investment Inc, which provided the description for this fund.
Vanguard International Value Fund—Investor Class
VRS code: 47290                Ticker: VTRIX
What it is: An international stock mutual fund.
Goal: To provide the potential for long-term growth of capital.
What it invests in: A diversified portfolio of stocks of companies based outside the United States. The fund uses a “value” investment approach — emphasizing companies that are attractively priced, considering their histories in comparison to similar companies. These companies tend to be out of favor with investors. Foreign investments, especially those in emerging markets, involve greater risks and may offer greater potential returns than U.S. investments. These risks include political and economic uncertainties of foreign countries, as well as the risk of currency fluctuations. The overall risk level of the fund is aggressive. There is a short term trading fee of 2% for shares held less than 60 days. Share price and return will vary.
Who might want to invest in it:
•	Someone who is investing for the long term (more than five years).

•	Someone who wants to direct a limited portion of his or her overall investment mix to international stocks for potential long-term growth.

•	Someone who is looking for added diversification from non-U.S. stocks and who is willing to accept the risks involved with investing abroad.

Investor Class shares are available through the Plan. Managed by Hansberger Global Investors Inc., Sanford C. Bernstein & Co. and The Vanguard Group, Inc. and distributed by Vanguard Marketing Corporation, which provided the description for this fund.
Diversified Emerging Markets
GMO Emerging Countries Fund—Class III (Closed to new contribution deferrals and exchanges effective April 28, 2006)
VRS code: 47129                Ticker: GMCEX
What it is: A growth-oriented mutual fund that invests in stocks of companies in emerging market countries.
Goal: Seeks to provide a high total return.
What it invests in: Primarily invests in companies traded in the securities markets of emerging countries in Asia, Latin America, the Middle East, Africa, and Europe. Under normal circumstances, the fund will invest at least 80% of its assets in investments tied economically to “emerging countries.” Foreign investments, especially those in emerging markets, involve greater risk and may offer greater potential returns than U.S. investments. This risk includes political and economic uncertainties of foreign countries, as well as the risk of currency fluctuations. Share price and return will vary.
Who might want to invest in it:
•	Someone who is comfortable with the high investment risk and potential rewards involved in investing in emerging market countries, as well as with the investment risk involved in any growth mutual fund.

•	Someone who wants to complement the performance of U.S. investments with that of investments in emerging market countries, which may behave quite differently.
Class III shares are available through the Plan. Managed by Grantham, Mayo, Van Otterloo & Co. LLC, which provided the description for this fund.
Lazard Emerging Markets Fund
VRS code: 91432                Ticker: LZEMX
What it is: A growth mutual fund that invests in emerging markets.
Goal: Seeks to increase the value of your investment over the long term through capital growth.
What it invests in: Primarily invests in securities of companies in emerging markets countries that are believed to be inexpensively priced relative to the return on total capital or equity. The fund will invest up to 80% of its total assets in companies of emerging markets in not less than three different countries (not including the United States). The remaining portion of the fund’s assets may be invested in the same or different countries. Foreign investments, especially those in emerging markets, involve greater risk and may offer greater potential returns than U.S. investments. These risks include political and economic uncertainties of foreign countries, as well as the risk of currency fluctuations. Share price and return will vary.
Who might want to invest in it:
•	Someone who is comfortable with the high investment risk and potential rewards involved in investing in emerging market countries, as well as with the investment risk involved in any growth mutual fund.

•	Someone who wants to complement the performance of U.S. investments with that of investments in emerging market countries, which may behave quite differently.
SSgA Emerging Markets Fund
VRS code: 40799                Ticker: SSEMX
What it is: An emerging markets investment option (not a mutual fund).
Goal: Seeks to provide maximum total return, primarily through capital appreciation, by investing primarily in securities of foreign issuers.
What it invests in: Under normal circumstances, the Fund will invest at least 80% of its assets in securities issued by companies domiciled, or doing a substantial portion of their business, in countries determined by the Fund’s management team to have a developing or emerging economy or securities market. The Fund will diversify investments across many countries (typically at least 10) in order to reduce volatility associated with specific markets. The countries in which the Fund invests will be expanded over time as the stock markets in other countries evolve. Typically 80% of the Fund’s assets will be invested in equity, and equity-like, securities concentrated in emerging market countries. In determining securities in which to invest, the management team will evaluate the countries’ economic and political climates with prospects for sustained macro and micro economic growth. Foreign investments, especially those in emerging markets, involve greater risk and may offer greater potential returns than U.S. investments. This risk includes political and economic uncertainties of foreign countries, as well as the risk of currency fluctuation. Unit price and return will vary.
Who may want to invest:
•	Someone who is willing to accept the higher degree of risk associated with investing in emerging markets in exchange for potentially higher returns.

•	Someone who wants to complement the performance of domestic investments with overseas investments, which can behave differently.
Specialty
American Century Real Estate Fund—Institutional Class
VRS code: 20801                Ticker: REAIX
What it is: A growth mutual fund.
Goal: Seeks to provide long-term capital appreciation. Income is a secondary objective.
What it invests in: Primarily invests at least 80% of its assets in equity securities issued by real estate investment trusts (REITs), and companies engaged in the real estate industry. Due to the sector focus of this fund, it may experience greater volatility than funds with a broader investment strategy. It is not intended to serve as a complete investment program by itself. Understanding inherent risks such as interest rate fluctuation, credit risk and economic conditions are important when considering an investment in real estate. Share price and return will vary.
Who might want to invest in it:
•	Someone who believes in the long-term value of real estate but who does not want to be limited to investing directly in real estate.

•	Someone looking for increased diversification in his or her portfolio by investing in a more specialized fund.
Institutional Class shares are available through the Plan. Managed by American Century Investment Management, Inc., a wholly owned subsidiary of American Century Companies, Inc., sub-advised by RREEF America, L.L.C. and distributed by Funds Distributor, Inc., which provided the description for this fund. This fund pays a credit back to the Plan.
Gabelli Gold — Class AAA
VRS code: 47127                Ticker: GOLDX
What it is: A growth mutual fund.
Goal: Seeks to provide long term capital appreciation.
What it invests in: Primarily invests at least 80% of its net assets in the equity securities of companies principally engaged in the exploration, mining, fabrication, processing, distribution or trading of gold or the financing, managing, controlling or operating of companies engaged in “gold-related” activities and gold bullion. Because of the concentration in gold-related securities, the fund may experience greater volatility than a broader-based fund. Share price and return will vary.
Who might want to invest in it:
•	Someone who is comfortable with the high investment risks and potential rewards involved in investing in a targeted sector or industry fund, as well as with those of any growth mutual fund.

•	Someone who already has a diversified retirement plan portfolio, and who is seeking more targeted diversification in his or her growth investments.
Managed by Gabelli Funds, LLC, which provided the description for this fund. This fund pays a credit back to the Plan.
The Merger Fund
VRS code: 46828                Ticker: MERFX
What it is: An absolute return mutual fund.
Goal: Seeks to provide capital growth by engaging in merger arbitrage.
What it invests in: Primarily invests at least 80% of its total assets principally in the equity securities of companies which are involve in publicly announced mergers, takeovers and other corporate reorganizations (“merger arbitrage investments”). Merger arbitrage is a highly specialized investment approach generally designed to profit from the successful completion of such transactions. Depending upon the level of merger activity and other economic and market conditions, the fund may temporarily invest a substantial portion of its assets in cash or cash equivalents, including money market instruments. The fund may invest its assets in a relatively small number of issuers, thus making an investment in the fund potentially more risky than an investment in a more diversified fund. Share price and return will vary.
Who might want to invest in it:
•	Someone who wants to balance their portfolio with a fund that invests primarily in merger arbitrage investments.
Westchester Capital Management, Inc., is the fund’s investment advisor, which provided the description for this fund. This fund pays a credit back to the Plan.

Vanguard Convertible Securities Fund—Investor Class
VRS code: 96118                Ticker: VCVSX
What it is: A growth and income mutual fund.
Goal: To provide high total return from a combination of current income and capital growth.
What it invests in: Mainly in convertible securities (corporate bonds and preferred stocks that can be converted to common stocks). Convertible securities tend to have credit ratings that are below investment-grade. These investments may provide greater potential for higher earnings, but they also have a higher risk of failure to repay principal or interest payments, and some may be in default. There is a short term trading fee of 2% for shares held less than 60 days. Share price and return will vary.
Who might want to invest in it:
•	Someone who is willing to ride out stock markets ups and downs while seeking long term growth potential.

•	Someone who wants to earn income but also wants a growth investment that may involve less investment risk and less potential growth than a pure growth fund.
Managed by Oaktree Capital Management, LLC, and distributed by Vanguard Marketing Corporation, which provided the description for this fund.
Blended Fund Investments
Large-Cap Blend
BlackRock Global Allocation Fund—Institutional Class
VRS code: 99084                Ticker: MALOX
What it is: A growth fund that invests globally.
Goal: Seeks to maximize total investment return.
What it invests in: Primarily invests in equities, bonds and short-term securities worldwide and follows an asset allocation policy that seeks to maximize returns expressed in U.S. dollars, while managing risk. The fund will generally seek to invest in undervalued securities. Currency exposure is flexibly managed through hedging policies. Foreign investments, especially those in emerging markets, involve greater risk and may offer greater potential returns than U.S. investments. This risk includes political and economic uncertainties of foreign countries, as well as the risk of currency fluctuation. Share price and return will vary.
Who might want to invest in it:
•	Someone who is looking for growth opportunities not available from U.S. investing and who seeks the benefits of global diversification.

•	Someone who will be invested in the fund over the long term.
BlackRock Global Allocation Fund — Institutional Class changed its name from Merrill Lynch Global Allocation Fund — Institutional Class on October 1, 2006. Managed by BlackRock, which provided the description for this fund. This fund pays a credit back to the Plan.

Large-Cap Value
Fidelity Puritan Fund
VRS code: 00004                Ticker: FPURX
What it is: A balanced mutual fund.
Goal: Seeks to provide income and capital growth consistent with reasonable risk.
What it invests in: Primarily invests approximately 60% of its assets in stocks and other equity securities, and the remainder in bonds and other debt securities, including lower-quality debt securities, when the outlook for the markets is neutral. Lower-quality debt securities involve greater risk of default or price changes due to potential changes in the credit quality of the issuer. The fund will invest at least 25% of its assets in fixed income senior securities (including debt securities and preferred stocks). The fund may invest in securities of domestic and foreign issuers. Share price and return will vary.
Who might want to invest in it:
•	Someone who wants the potential of both income and long-term growth, and who is willing to ride out the fluctuation of the stock market for the potential of a higher return.

•	Someone who wants to invest in a fund that selects both stocks and bonds.
Managed by Fidelity Management & Research Company, which provided the description for this fund. This fund pays a credit back to the Plan.
Franklin Income Fund—Advisor Class
VRS code: 47131                Ticker: FRIAX
What it is: A balanced mutual fund.
Goal: Seeks to maximize income while maintaining prospects for capital appreciation.
What it invests in: Under normal market conditions, the fund invests in a diversified portfolio of debt and equity securities. The fund seeks income by selecting investments such as corporate, foreign and U.S. Treasury bonds, as well as stock with attractive dividend yields. The fund may invest in securities rated below investment grade, also known as “junk bonds.” Generally, lower rated securities pay higher yields than more highly rated securities to compensate investors for the higher risk. The fund may invest up to 25% of its assets in foreign securities. Foreign investments, especially those in emerging markets, involve greater risk and may offer greater potential returns than U.S. investments. There is a short-term trading fee of 2.00% for shares held less than 7 days. Share price and return will vary.
Who might want to invest in it:
•	Someone who is looking for more income than that of a money market investment and who is willing to accept the greater risk of corporate, foreign and U.S. Treasury bonds.

•	Someone who is looking for some price stability to balance more aggressive investment choices.
Advisor Class shares are available through the Plan. Managed by Franklin Advisers, Inc., which provided the description for this fund. This fund pays a credit back to the Plan.
BOND INVESTMENTS
Long-Term Government

PIMCO Long-Term U.S. Government Fund—Institutional Class
VRS code: 93598                Ticker: PGOVX
What it is: An income mutual fund.
Goal: To provide maximum total return, consistent with preservation of capital and prudent investment management.
What it invests in: Primarily in high-quality, long-term U.S. government securities. The fund maintains an average portfolio duration of about 10 years and a minimum average duration of eight years (approximately equal to an average maturity of 20 years). The total rate of return is expected to be more volatile than that of short- and intermediate-term bond funds, due to the risk involved with longer duration investments. There is a short-term trading fee of 2.00% for shares held less than 30 days. Duration estimates how much a bond’s price fluctuates with changes in comparable interest rates. Other factors can also influence a bond fund’s performance and share price. Share price, yield and return will vary.
Who might want to invest in it:
•	Someone with an aggressive investment portfolio who wants to balance stock market risk with a more stable option.

•	Someone looking for a higher-returning bond fund, who is also willing to accept the increased volatility associated with longer-maturity bonds.
Institutional Class shares are available through the Plan. Managed by Pacific Investment Management Company, which provided the description for this fund.
Intermediate Government
Vanguard Inflation-Protected Securities Fund
VRS code: 21019                Ticker: VIPSX
What it is: A bond mutual fund.
Goal: The fund seeks to provide investors inflation protection and income consistent with investment in inflation-indexed securities.
What it invests in: The fund will invest primarily in inflation-indexed bonds issued by the U.S. government, its agencies and instrumentalities, and corporations. The fund may invest in bonds of any maturity; however, its dollar-weighted average maturity is expected to be in the range of 7 to 20 years. At a minimum, all bonds purchased by the Fund will be rated investment-grade. Share price, yield and return will vary.
Who might want to invest in it:
•	Someone interested in bonds.

•	Someone who wants the potential for income or is looking to diversify a growth oriented portfolio with a more conservative bond fund.
Managed by The Vanguard Group, which provided the description for this fund.
Vanguard Intermediate-Term Treasury Fund—Admiral Class
VRS code: 45434                Ticker: VFIUX

What it is: An income mutual fund.
Goal: Seeks to provide a high level of current income and preserve investors’ principal.
What it invests in: Normally, the fund will invest at least 80% of its assets in U.S. Treasury securities, which include bills, bonds, and notes issued by the U.S. Treasury. The fund is expected to maintain a dollar-weighted average maturity of 5 to 10 years. Share price and return will vary.
Who might want to invest in it:
•	Someone seeking a high and relatively stable level of interest income.

•	Someone seeking a bond investment to balance the risks of a portfolio containing stocks.
Admiral Class shares are available through the Plan. Managed by The Vanguard Group and distributed by Vanguard Marketing Corporation, which provided the description for this fund.
Long-Term
Vanguard Long-Term Bond Index Fund—Investor Class
VRS code: 45467                Ticker: VBLTX
What it is: A bond mutual fund.
Goal: Seeks a high and sustainable level of interest income.
What it invests in: The fund attempts to track the performance of the Lehman Brothers Long Government/Credit Index, which is made up of more than 1,400 bonds with maturities greater than ten years issued by the U.S. Treasury, federal agencies, and corporations. Because it is neither practical nor cost-effective to own every security in the index, the fund invests in a large sampling that matches key characteristics of the index (such as market-sector weightings, coupon interest rates, credit quality, and maturity). Like the index, the fund excludes GNMAs and other mortgage-backed securities. Share price, yield, and return will vary.
Who might want to invest in it:
•	Someone seeking a low-cost, broadly diversified, bond investment to balance the risk of a portfolio containing stocks.

•	Someone seeking a high and relatively stable level of income.
Investor Class shares are available through the Plan. Managed by The Vanguard Group and distributed by Vanguard Marketing Corporation, which provided the description for this fund.
Intermediate Term
Calvert Social Investment Bond Fund—Institutional Class
VRS code: 47214               Ticker: CBDIX
What it is: A bond mutual fund.
Goal: Seeks to provide as high a level of current income as is consistent with prudent investment risk, and preservation of capital.
What it invests in: Primarily invests at least 80% of its assets in fixed income securities of any quality, with at least 65% of its assets in investment grade debt securities rated A or above. The fund invests in organizations whose products, services, and methods enhance the human condition and the traditional American values of individual initiative, equality of opportunity, and cooperative effort. Investments are selected on the basis of their ability to contribute to the dual objectives of financial soundness and social impact. Share price and return will vary.
Who might want to invest in it:
•	Someone who is looking for income or to balance more growth-oriented choices in a portfolio.

•	Someone who is looking for a fund that invests in companies that use innovative business approaches to the marketplace, the workplace, and the natural environment.
Institutional Class shares are available through the Plan. The fund is managed by Calvert Asset Management Company, Inc., and sub-advised by Atlanta Capital Management, which provided the description for the fund.
PIMCO Total Return Fund—Institutional Class
VRS code: 99622                Ticker: PTTRX
What it is: A bond mutual fund.
Goal: To provide maximum total return, consistent with preservation of capital and prudent investment management.
What it invests in: All types of bonds, including U.S. government, corporate, mortgage and foreign. While the fund maintains an average portfolio duration of three to six years(approximately equal to an average maturity of five to 12 years), investments may also include short- and long-maturity bonds. There is a short-term trading fee of 2.00% for shares held less than 7 days. Duration estimates how much a bond’s price fluctuates with changes in comparable interest rates. Other factors can also influence a bond fund’s performance and share price. Share price, yield, and return will vary.
Who might want to invest in it:
•	Someone with an aggressive investment portfolio who wants to balance stock market risk with a more stable option.

•	Someone who is looking for a basic fixed-income investment, and who is interested in the diversification offered by this approach to bond investing.
Institutional Class shares are available through the Plan. Managed by Pacific Investment Management Company, which provided the description for this fund.
High-Yield
Fidelity Capital & Income Fund
VRS code: 00038                Ticker: FAGIX
What it is: An income mutual fund.
Goal: Seeks to provide a combination of income and capital growth.
What it invests in: Primarily invests in equity and debt securities, including defaulted securities, with an emphasis on lower-quality debt securities. The fund invests in companies in troubled or uncertain financial condition. The fund may invest in securities of domestic and foreign issuers. If you sell any of your shares after holding them for less than 90 days, the fund will deduct a short-term trading fee from your account equal to 1% of the value of the shares sold. Lower-quality debt securities involve greater risk of default or price changes due to potential changes in the credit quality of the issuer. In general, bond prices rise when interest rates fall, and vice versa. This effect is usually more pronounced for longer-term securities. Share price and return will vary.
Who might want to invest in it:
•	Someone who plans to invest long term.

•	Someone who understands the greater investment risk involved in lower-quality securities, and who is willing to take more investment risk than is generally associated with bond funds.
Managed by Fidelity Management & Research Company, which provided the description for this fund. This fund pays a credit back to the Plan.
PIMCO High Yield Fund—Institutional Class
VRS code: 93596                Ticker: PHIYX
What it is: An income mutual fund that invests in high-yield securities.
Goal: Seeks maximum total return, consistent with preservation of capital and prudent investment management.
What it invests in: Primarily invests at least 80% of assets in a diversified portfolio of high-yield securities (“junk bonds”) rated below investment grade, but at least B (the relatively higher-quality securities within the “junk bond” ratings). These investments may provide greater potential for higher earnings, but they may also have an increased risk of failure to repay principal or make interest payments. The fund may invest up to 15% of its total assets in euro-denominated securities and will normally hedge at least 75% of its euro exposure to reduce currency risk. It may invest without limit in U.S. dollar-denominated securities of foreign issuers, and may invest up to 25% in derivatives. An investment in high yield, lower-rated securities generally involves greater risk to principal than investments in higher-rated bonds. Investing in non-U.S. securities may entail risk due to non-U.S. economic and political developments. Diversification does not ensure against loss. Derivatives, such as futures, options, and swaps may be used as a substitute for taking a position in the underlying asset, for hedging risk, and for managing liquidity. Using derivatives involves risks and portfolios investing in derivatives could lose more than the principal amount invested. There is a short-term trading fee of 2.00% for shares held less than 30 days. Share price, yield and return will vary.
Who might want to invest in it:
•	Someone looking for high income and total return, and who is comfortable with the higher investment risks associated with “junk bonds.”

•	Someone who believes that over the long term, the higher yields available with a high-yield bond fund can compensate investors for additional credit risk.
Institutional Class shares are available through the Plan. Managed by Pacific Investment Management Company, which provided the description for this fund.
Multisector
Loomis Sayles Bond Fund—Institutional Class
VRS code: 47123                Ticker: LSBDX
What it is: A bond mutual fund.
Goal: Seeks to provide a high total return through current income and capital appreciation.

What it invests in: Primarily invests in investment grade fixed income securities, although it may invest up to 35% of its assets in lower rated fixed income securities (“junk bonds”) and up to 20% of its assets in preferred stocks. Lower-quality debt securities involve greater risk of default or price changes due to potential changes in the credit quality of the issuer. The fund may also invest any portion of its assets in securities of Canadian issuers and up to 20% of its assets in other foreign securities, which involve greater risks. Share price and return will vary.
Who might want to invest in it:
•	Someone who wants the potential for income or who wants to balance a growth-oriented portfolio.

•	Someone who is looking for more income than might come from a money market investment, and who is willing to accept less stability of share price.
Institutional Class shares are available through the Plan. Managed by Loomis Sayles, which provided the description for this fund.
International
Evergreen International Bond Fund
VRS code: 46860                Ticker: ESICX
What it is: An income mutual fund.
Goal: Seeks to provide capital growth and current income.
What it invests in: Primarily invests at least 80% of its assets in debt securities including obligations of foreign or government entities, corporations or supranational agencies denominated in various currencies. Up to 35% of the debt securities in which the fund invests may be below investment grade. Lower-quality debt securities involve greater risk of default or price changes due to potential changes in the credit quality of the issuer. The fund will invest in at least three countries or supranational agencies. No more than 5% of the Fund’s assets will be invested in debt obligations or similar securities denominated in the currencies of developing countries. The fund may also enter into foreign currency exchange contracts to gain exposure to foreign markets in which the fund’s portfolio is underweighted. Foreign investments, especially those in emerging markets, involve greater risk and may offer greater potential returns than U.S. investments. This risk includes political and economic uncertainties of foreign countries, as well as the risk of currency fluctuation. Share price, yield, and return will vary.
Who might want to invest in it:
•	Someone who wants to complement the performance of U.S. investments with that of investments overseas, which may behave quite differently, and who wants to invest in bonds.

•	Someone who wants exposure to international bond markets through a single investment and who is comfortable with the higher risks associated with international investing, including foreign currency fluctuations and political or economic uncertainty.
Institutional Class shares are available through the Plan. Managed by Evergreen Investment Management Company, LLC (EIMC), which provided the description for this fund. This fund pays a credit back to the Plan.
Emerging Markets
PIMCO Emerging Markets Bond Fund—Institutional Class
VRS code: 96094                Ticker: PEBIX

What it is: An income mutual fund.
Goal: Seeks maximum total return, consistent with preservation of capital and prudent investment management.
What it invests in: Normally 80% of the fund’s assets are in fixed income instruments of issuers that economically are tied to countries with emerging securities markets. Such securities may be denominated in foreign currencies and the U.S. dollar. The fund may invest substantially all its assets in high yield securities (“junk bonds”) rated below B by Moody’s or S&P, or, if unrated, determined by PIMCO to be of comparable quality. These investments may provide greater potential for higher earnings, but they may also have an increased risk of failure to repay principal or make interest payments. The average portfolio duration of this fund varies based on PIMCO’s forecast for interest rates and, under normal conditions, is not expected to exceed eight years. Foreign investments, especially those in emerging markets, involve greater risk and may offer greater potential returns than U.S. investments. This risk includes the political and economic uncertainties of foreign countries, as well as the risk of currency fluctuation. Investments in lower-rated securities involve greater risk than those in other debt securities, including the risk of default. There is a short-term trading fee of 2.00% for shares held less than 30 days. Duration estimates how much a bond’s price fluctuates with changes in comparable interest rates. Other factors can also influence a bond fund’s performance and share price. Share price, yield and return will vary.
Who might want to invest in it:
•	Someone who believes that over the long term, the higher yields available with a high-yield bond fund can compensate investors for additional credit risk.

•	Someone looking for high income and total return, and who is comfortable with the higher investment risks associated with “junk bonds.”
Institutional Class shares are available through the Plan. Managed by Pacific Investment Management Company, which provided the description for this fund.
SHORT-TERM INVESTMENTS
Reserve Primary Fund — Institutional Class
VRS code: 41463                Ticker : RPFXX
What it is: A money market mutual fund.
Goal: seek as high a level of current income as is consistent with the preservation of capital and liquidity.
What it invests in: The Primary Fund seeks to attain its objective by investing in instruments issued by the U.S. government, its agencies and instrumentalities (“U.S. government securities”), deposit-type obligations, such as negotiable certificates of deposit and time deposits, bankers’ acceptances and letters of credit of domestic and foreign banks, non-rated instruments of comparable quality as determined by the Board of Trustees (“Trustees”), other short-term instruments of similar quality, and instruments fully collateralized by such obligations.
Who might want to invest in it:
•	Someone who may need to use this portion of his or her money soon—for retirement income, for example—and who is looking for the value of his or her investment to remain stable.

•	Someone with an aggressive portfolio who wants to help balance his or her overall investment strategy and is willing to accept lower return in exchange for relative stability
Institutional Class shares are available through the Plan. Managed by Reserve Management Company, Inc. (“RMCI”), which provided the description for this fund.

INVESTMENT PERFORMANCE HISTORIES
The following table shows the total return, for each of the last five calendar years and year-to-date (YTD) for calendar year 2006 as of June 30, 2006, for each of the investment options offered as an alternative under the Plan. The total returns in the table represent the rate that an investor would have earned or lost on an investment in the investment option if he or she had made an investment in the investment option on the first day of the year and held it through the end of the year (assuming reinvestment of all dividends and distributions).

Investment Option	2006 YTD	2005	2004	2003	2002	2001

LifeStage Funds
LifeStage Retirement Fund[1]	0.7%	3.0%	6.6%	11.9%	-0.5%	2.9%
LifeStage 2015 Fund[1]	3.2%	4.9%	10.1%	21.4%	-8.7%	-2.4%
LifeStage 2025 Fund[1]	3.4%	5.2%	10.9%	24.1%	-11.2%	-3.8%
LifeStage 2035 Fund[1]	3.9%	5.3%	11.8%	27.2%	-14.3%	-5.4%
LifeStage 2045 Fund[1]	4.2%	6.0%	12.7%	30.6%	-18.0%	-8.0%

Core Asset Class Funds
Stable Value Fund	2.0%	3.8%	3.6%	3.6%	4.9%	6.2%
Total U.S. Bond Fund[1]	-0.7%	2.5%	4.3%	4.1%	10.3%	8.4%
Large Cap U.S. Stock Fund[1]	2.7%	4.9%	10.9%	28.7%	-22.1%	-11.9%
Small Cap U.S. Stock Fund[1]	7.7%	5.9%	18.3%	47.3%	-20.5%	2.5%
International Stock Fund[1]	10.6%	13.4%	20.3%	39.2%	-15.7%	-21.2%

Additional Investment Options
AIM Basic Value I2	1.2%	6.0%	11.5%	34.7%	-23.1%	0.1%
Allianz CCM Capital Appreciation Instl	2.3%	9.4%	12.6%	27.1%	-23.3%	-18.9%
Allianz CCM Mid Cap Instl	3.9%	13.2%	18.8%	31.1%	-20.1%	-19.4%
American Century Equity Income Instl	5.5%	2.7%	12.6%	24.7%	-4.8%	11.6%
American Century Real Estate Instl	13.6%	16.3%	29.9%	40.0%	5.7%	10.9%
American Century Small Cap Value Inst	3.5%	8.6%	22.0%	36.3%	-11.1%	30.8%
American Century Small Company Inst	3.7%	7.3%	28.6%	53.5%	-3.7%	4.2%
American Century Ultra Inst	-6.0%	2.3%	10.9%	26.1%	-23.0%	-14.4%
American Funds EuroPacific Gr R5[3]	7.0%	21.4%	20.0%	33.2%	-13.6%	-12.2%
American Funds Grth Fund of Amer R5[3]	2.9%	14.5%	12.2%	33.3%	-22.0%	-12.3%
American Funds Washington Mutual R5[3]	5.3%	3.8%	10.2%	26.1%	-14.9%	1.5%
BGI NASDAQ 100	-4.1%	1.6%	10.5%	48.7%	-37.5%	0.0%
BGI Russell 1000 Value	6.5%	7.0%	16.4%	30.0%	-15.9%	-5.8%
Brandywine Blue	2.9%	8.4%	19.3%	29.4%	-13.5%	-22.8%
Calvert Social Investment Bond I5	-0.1%	5.0%	6.6%	8.8%	6.7%	14.1%
Calvert Social Investment Equity I	1.5%	4.7%	7.3%	23.0%	-14.5%	1.1%
Delaware Pooled International Equity	11.4%	12.8%	21.0%	41.6%	-9.0%	-9.9%
Dodge & Cox Stock	6.1%	9.4%	19.2%	32.3%	-10.5%	9.3%
Evergreen International Bond Instl	0.9%	-7.6%	14.0%	21.2%	23.6%	1.0%
Fidelity Capital & Income	3.5%	5.0%	12.6%	39.1%	-0.4%	-4.7%
Fidelity Contrafund	3.9%	16.2%	15.1%	28.0%	-9.6%	-12.6%
Fidelity Growth & Income	1.0%	2.7%	9.8%	19.0%	-18.1%	-9.4%
Fidelity Growth Company	0.7%	13.5%	12.1%	41.4%	-33.5%	-25.3%
Fidelity Low-Priced Stock	5.1%	8.7%	22.2%	40.9%	-6.2%	26.7%

Investment Option	2006 YTD	2005	2004	2003	2002	2001

Fidelity Mid-Cap Stock	9.2%	16.1%	9.1%	33.3%	-27.6%	-12.8%
Fidelity Puritan	3.3%	4.7%	9.3%	22.2%	-7.9%	-1.1%
Fidelity Small Cap Stock	5.9%	8.1%	14.6%	45.0%	-15.7%	6.4%
Franklin Income Adv	6.1%	2.0%	12.4%	31.3%	-0.9%	0.8%
GAMCO Gold AAA	24.8%	33.6%	-10.9%	49.4%	87.2%	26.0%
GMO Emerging Countries III	6.9%	36.3%	27.0%	69.4%	-0.1%	6.0%
Goldman Sachs Mid Cap Value Instl	4.7%	12.9%	25.9%	28.0%	-4.7%	12.4%
Goldman Sachs Small Cap Value Inst	6.4%	3.6%	19.4%	43.9%	-7.2%	21.2%
Lazard Emerging Markets Instl	4.3%	41.4%	30.8%	54.5%	-0.4%	-3.2%
Legg Mason Special Investment Instl	-2.4%	9.5%	14.2%	55.9%	-7.8%	3.4%
Legg Mason Value Instl	-4.6%	6.4%	13.1%	45.0%	-18.1%	-8.4%
Longleaf Partners	9.0%	3.6%	7.1%	34.8%	-8.3%	10.3%
Loomis Sayles Bond Instl	3.1%	4.3%	11.3%	29.2%	13.3%	2.7%
Merger Fund	6.5%	0.8%	2.7%	11.0%	-5.7%	2.0%
BlackRock Global Allocation I	6.7%	10.6%	14.5%	36.4%	-7.7%	2.1%
BlackRock Global SmallCap I	3.7%	12.9%	14.1%	48.1%	-16.8%	-9.5%
Morgan Stanley Inst Intl Small Cap A	6.8%	13.1%	33.5%	48.3%	-3.0%	-5.9%
Morgan Stanley Inst Value	4.1%	4.9%	17.9%	34.8%	-22.7%	4.6%
Pennsylvania Mutual Inv	6.1%	12.5%	20.2%	40.3%	-9.2%	18.4%
PIMCO Emerging Markets Bond Instl	-0.8%	11.7%	12.2%	32.6%	12.8%	28.2%
PIMCO High Yield Instl	1.6%	4.6%	9.5%	23.7%	-0.9%	5.0%
PIMCO Long-Term U.S. Government Instl	-5.1%	4.9%	7.3%	3.7%	18.9%	5.5%
PIMCO Total Return Instl	-0.8%	2.9%	5.2%	5.6%	10.2%	9.5%
Reserve Primary Fund - 8	1.1%	4.2%	1.8%	1.1%	1.3%	3.2%
T. Rowe Price Growth Stock	0.8%	6.6%	10.2%	31.2%	-23.0%	-9.8%
TCW Select Equities I	-7.0%	3.7%	12.9%	50.3%	-30.4%	-19.3%
TCW Value Opportunities I	4.9%	6.3%	10.7%	49.0%	-27.3%	33.7%
Templeton Growth Adv	6.5%	8.5%	17.3%	33.2%	-9.3%	0.9%
Vanguard Convertible Securities	5.2%	6.6%	7.2%	31.6%	-9.4%	-3.1%
Vanguard Growth Index Adm	-0.7%	5.2%	7.3%	26.0%	-23.6%	-12.9%
Vanguard Inflation-Protected Secs Instl	-1.6%	2.8%	8.3%	8.0%	16.6%	7.6%
Vanguard Institutional Index Instl Pl	2.7%	4.9%	10.9%	28.7%	-22.0%	-11.9%
Vanguard Interm-Term U.S. Treas	-1.5%	2.3%	3.4%	2.4%	14.2%	7.6%
Vanguard International Value	11.1%	18.0%	19.8%	41.9%	-13.4%	-14.1%
Vanguard Long-Term Bond Index	-5.0%	5.3%	8.4%	5.5%	14.4%	8.2%
Vanguard Mid Capitalization Index Ins	4.5%	14.1%	20.5%	34.3%	-14.5%	-0.4%
Vanguard Small Cap Growth Index	5.7%	8.6%	16.1%	42.9%	-15.4%	-0.8%
Vanguard Small Cap Value Index	8.0%	6.1%	23.6%	37.2%	-14.2%	13.7%
Vanguard Strategic Equity	5.9%	10.0%	20.5%	43.8%	-13.1%	5.4%
Vanguard Windsor Adm[4]	3.9%	5.1%	13.5%	37.1%	-22.2%	5.7%
Wells Fargo Advantage Emerg Mkt Focus	13.3%	20.1%	12.6%	72.1%	-5.3%	-3.8%

[1]	These funds were formed on April 27, 2004 so actual historical performance data is not available prior to the formation date. The performance data shown for 2000, 2001, 2002, 2003 and 2004 represents the performance for the respective investment options underlying benchmarks, not the actual performance of the funds.

[2]	The Institutional class shares of this investment option did not exist prior to 2003. The performance data shown prior to 2003 represents the performance of the A class shares of the same investment option which holds the same underlying securities as the Institutional class.

[3]	The R5 Class of shares of these funds did not exist prior to 2002. The performance data shown prior to 2003 represents the performance of the A class shares of the same investment options which hold the same underlying securities as the R5 class.

[4]	The Admiral class shares of this fund did not exist prior to 2002. The performance data shown prior to 2002 represents the performance of the Investor class shares of the same investment option which holds the same underlying securities as the Admiral class.

[5]	The Institutional class shares of this investment option did not exist prior to 2001. The performance data shown prior to 2001 represents the performance of the A class shares of the same investment option which holds the same underlying securities as the Institutional class.
THE RETURNS ON INVESTMENT SHOWN ABOVE ARE FOR PURPOSES OF ILLUSTRATION ONLY. BECAUSE THEY ARE BASED ON HISTORICAL DATA, THEY SHOULD NOT BE CONSIDERED INDICATIVE OF HOW ANY OF THE INVESTMENT OPTIONS WOULD PERFORM IN ANY FUTURE YEAR. INTEL DOES NOT GUARANTEE THE PERFORMANCE OF ANY OF THE INVESTMENT OPTIONS.
INVESTMENT RISKS AND RETURNS
When thinking about investment risk, it is important to distinguish between short-term and long-term risk. Over a short investment period, the most serious type of investment risk is the risk of loss of one’s principal investment due to volatility. Stocks tend to pose a significantly greater short-term risk than do fixed-income investments or cash equivalents. Over a long investment period, the most serious investment risk is the failure to outperform inflation. Over the long-term, stocks have historically outpaced inflation and provided higher rates of return than other types of investment. However, historical performance is no guarantee of future performance.
Each of the investment options available under the Plan is subject to a degree of investment risk, and the different investment options are exposed to different kinds and levels of risk. In general, fixed-income investments are subject to interest rate fluctuations and possible defaults in the payment of interest or the repayment of principal, while equity investments in business enterprises depend on market perceptions of the expected profitability of the enterprises, and both are also affected by general economic and market conditions. Fixed-income or equity investments of foreign issuers also are subject to fluctuations in value based on currency exchange rates. The absence of diversification in the Intel Stock Fund creates an additional element of risk. None of the investment options offered under the Plan is insured by any government agency, nor does Intel make any guarantee with respect to any of the investment options. You should recognize that any investment option could incur losses, which could mean a loss of value in their accounts.
You should carefully review the individual prospectuses and Attachment B for the Intel Stock Fund for a more complete description of risks associated with each of the investment options.
TRADEMARKS
Intel and the Intel logo are registered trademarks of Intel Corporation or its subsidiaries in the United States and other countries. *Other names and brands may be claimed as the property of others.

ATTACHMENT B
               INTEL CORPORATION SHELTERED EMPLOYEE RETIREMENT PLAN PLUS
This document, dated December 28, 2006, constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.
PROSPECTUS SUPPLEMENT
Intel Stock Fund Investment Option
INTRODUCTION
This Attachment B describes the Intel Stock Fund, one of the investment options available under the Plan. The Intel Stock Fund allows you to allocate a portion of your Plan accounts as though they were invested in a fund that invests exclusively in Intel common stock. This investment option is also available under the 401(k) Plan. Unlike the 401(k) Plan — in which your contributions are held in trust and are actually invested in Intel common stock — deferrals under the Plan are not actually invested in Intel common stock. Balances in your salary deferral and bonus deferral accounts are represented as bookkeeping accounts and reflect the hypothetical gains and losses that your account would yield if it were invested in this investment option.
In determining whether to allocate any of your account balances available under the Plan to the Intel Stock Fund and how much to allocate, you should carefully consider the level of your participation in other Intel stock benefit plans and the fact that your overall compensation is already substantially tied to Intel’s performance. Other investment options available under the Plan that invest in stocks may also invest in Intel common stock. See Attachment A for further information.
The investment options under the Plan, including the Intel Stock Fund, each have different investment objectives and, consequently, different elements of risk and potentials for growth. Before deciding how to invest your money, you need to assess your own tolerance for risk in view of your long-term plans and the length of time you expect to continue working.
Intel and the Plan service providers do not monitor your investment choices and are not responsible if those choices result in losses.
DESCRIPTION OF THE INTEL STOCK FUND
A description of the Intel Stock Fund follows. If you have any questions regarding the Intel Stock Fund, call the SERP Service Center at (888) 401-SERP.
VRS code: 94588                 Ticker: N/A
What it is: A company stock fund (not a mutual fund).
Goal: As a fund that is not actively managed, it tracks (but does not match) the performance of investing in Intel common stock.

What it invests in: The fund invests in Intel common stock. The value of your investment will vary depending on the performance of the company and the overall stock market. Investing in a non-diversified single stock fund involves more investment risk than investing in a diversified fund. From time-to-time the fund may hold a small percentage of its assets in the form of cash.
Who might want to invest in it:
•	Someone who wants to own part of Intel and share in potential changes in the value of Intel stock over the term they have invested in the fund

•	Someone who has a diversified portfolio and is not relying exclusively on this stock for his or her investment portfolio
The Intel Stock Fund is not a diversified investment option. The fund invests entirely in Intel common stock. Since the fund invests in only one stock, a portfolio manager does not actively manage this investment option. Information on this investment option was provided by Intel.
Allocation of Shares. If transaction requests to purchase or sell shares for your account under the Intel Stock Fund are received and processed prior to 4 p.m. (Eastern) on a business day, the transactions typically will receive the closing sale price on the following business day. Otherwise, they will receive the closing price on the second business day after the transaction is received. The number of shares of Intel common stock that are credited to your account will be reflected on your personal account statement. Intel reserves the right to change, on a temporary or permanent basis, the manner in which the Intel Stock Fund is operated.
Dividends and Stock Splits. To the extent any cash dividends are paid on shares of Intel common stock in the Intel Stock Fund, your account will be automatically be credited with additional shares of common stock as if you had reinvested the cash dividends.
Because of the time it takes to process transactions, changes in your account balance in the Intel Stock Fund during the days preceding or following the ex-dividend date, the date on which the right to receive cash dividends, stock dividends and stock splits vests, may affect whether additional shares are credited to your account as a result of the dividend or stock split.
Voting Rights. As the investment choices you select in the Plan are only hypothetical, you will not be entitled to any voting rights, tender rights, or other similar rights which are incidental to holding any interest in any investment you select in the Plan.
INVESTMENT RISKS AND RETURNS
As described above, assets in the Intel Stock Fund are invested primarily in Intel common stock. Accordingly, the return on any investment in the Intel Stock Fund will be primarily dependent upon changes in the market price of Intel common stock and any dividends paid on the common stock. In turn, changes in the market price of Intel common stock are substantially dependent upon the financial performance of Intel and the market’s perception of Intel’s potential future financial performance. Many factors may affect Intel’s financial performance and the market’s perception of its potential future financial performance. In addition, as a result of the absence of diversification in the Intel Stock Fund, it is generally a more risky investment than the other funds available under the Plan, which are significantly more diversified. You should recognize that any investment option, including the Intel Stock Fund, could decline in value, which could mean a loss of value in your Plan account. Finally, in determining whether to allocate assets to the Intel Stock Fund and how much to allocate, you should carefully consider the level of your participation in other Intel stock benefit plans and the fact that your overall compensation is already substantially tied to Intel’s performance.
In considering whether to allocate Plan assets and contributions to the Intel Stock Fund, carefully review the information in Intel’s periodic reports on Form 8-K, quarterly reports on Form 10-Q, annual reports on Form 10-K, and other reports and documents filed with the SEC, including the matters described under the heading “Risk Factors” in Intel’s quarterly reports on Form 10-Q and annual reports on Form 10-K. Copies of these reports can be obtained from Intel’s Internet web site at www.intel.com, or from the SEC at (800) SEC-0330 or www.sec.gov, or by calling Intel’s transfer agent, Computershare Investor Services, at (800) 298-0146.
INVESTMENT PERFORMANCE HISTORY
The following table sets forth the total return for the Intel Stock Fund for each of the last five years and year-to-date (YTD) for calendar year 2006 as of June 30, 2006. Total return represents the rate that an investor would have earned or lost on an investment in the fund if he or she had made an investment in the Intel Stock Fund on the first day of the year and held it through the end of the year (assuming reinvestment of all dividends and distributions).

Investment Option	2006 YTD	2005	2004	2003	2002	2001
Intel Stock Fund	-23.2%	8.0%	-26.5%	106.3%	-50.3%	4.9%
STOCK PRICE PERFORMANCE GRAPH
This section includes a line graph comparing the cumulative total stockholder return on Intel common stock against the cumulative total return of the Dow Jones Technology Index and the Standard & Poor’s 500 Index for the period of five fiscal years commencing December 31, 2000 and ending December 31, 2005. The graph and table assume that $100 was invested on December 31, 2000 in each of Intel common stock, the Dow Jones Technology Index and the S&P 500 Index, and that all dividends were reinvested. Dow Jones and Company, Inc. and Standard & Poor’s Compustat Services, Inc. furnished this data.

COMPARISON OF FIVE-YEAR CUMULATIVE RETURN FOR INTEL, THE DOW JONES TECHNOLOGY INDEX AND THE S&P 500 INDEX

	2000	2001	2002	2003	2004	2005
Intel Corporation	$100	$108	$55	$105	$80	$85
Dow Jones Technology Index	$100	$73	$45	$65	$67	$70
S&P500 Index	$100	$89	$68	$87	$98	$103
THE RETURNS ON THE INTEL STOCK FUND AND ON INTEL COMMON STOCK SHOWN ABOVE ARE FOR PURPOSES OF ILLUSTRATION ONLY. BECAUSE THEY ARE BASED ON HISTORICAL DATA, THEY SHOULD NOT BE CONSIDERED INDICATIVE OF HOW THE INTEL STOCK FUND WOULD PERFORM IN ANY FUTURE PERIOD. THE INTEL STOCK FUND WILL HAVE TOTAL RETURNS THAT MAY BE HIGHER OR LOWER THAN THE TOTAL RETURNS ON INTEL COMMON STOCK AS A RESULT OF THE FEES AND OTHER EXPENSES WHICH THE FUND MAY BE OBLIGATED TO PAY, THE TIMING OF THE CASH FLOWS IN AND OUT OF THE INTEL STOCK FUND, AND THE EFFECT OF THE CASH POSITION HELD BY THE FUND. (SEE “INVESTMENT RISKS AND RETURNS.”) INTEL DOES NOT GUARANTEE THE PERFORMANCE OF THE INTEL STOCK FUND OR ANY OF THE OTHER PLAN INVESTMENT OPTIONS.
INSIDER TRADING AND OTHER BLACKOUT RESTRICTIONS
All transactions involving Intel common stock, including all contributions into and withdrawals from the Intel Stock Fund, and all reallocations of account balances under the Plan which will change the account balance in the Intel Stock Fund, are potentially subject to the prohibition on insider trading under Rule 10b-5 of the Exchange Act. Accordingly, you must not trade in Intel common stock or make any changes to your investment elections affecting the Intel Stock Fund (including transfers into or out of the Intel Stock Fund through reallocation of account balances among the investment options and changes in the allocation of contributions into the Intel Stock Fund, whether directly or by changing the percentage of your compensation contributed) at any time when you are in possession of material non-public information about Intel. In addition, if you are or become subject to Intel’s stock trading window guideline, you must observe those regularly scheduled periods in which you may not purchase, sell or otherwise acquire or transfer an interest in Intel stock through the Intel Stock Fund. Intel’s stock trading window guideline, which sets forth a description of the trading windows, is provided to each person subject to it and its terms are hereby incorporated by reference into and made a part of this prospectus supplement. Intel may from time to time suspend the ability of participants designated by it to make any changes or engage in any transactions affecting their Intel Stock Fund accounts, either as a result of those participants or others possessing material nonpublic information or for other reasons.
FORWARD-LOOKING STATEMENTS
This prospectus supplement and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical facts, included or incorporated herein regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would,” and similar expressions or expressions of the negative of these terms. Such statements are only predictions and, accordingly, are subject to substantial risks, uncertainties and assumptions.
Many factors could affect our actual results, and variances from our current expectations regarding such factors could cause actual results to differ materially from those expressed in our forward-looking statements. We presently consider the factors set forth below to be important factors that could cause actual results to differ materially from our published expectations. A more detailed discussion of these factors, as well as other factors that could affect our results, is contained in this prospectus supplement under the heading “Risk factors” and in our filings with the SEC, including our most recent quarterly reports on Form 10-Q and annual report on Form 10-K filed with the SEC. However, management cannot predict all factors, or combinations of factors, that may cause actual results to differ materially from those projected in any forward-looking statements. Factors that could cause our results to be different from our expectations include:
•	We operate in intensely competitive industries that are characterized by a high percentage of costs that are fixed or difficult to reduce in the short term, significant pricing pressures and product demand that is highly variable and difficult to forecast. Additionally, we are transitioning to a new microarchitecture on 65nm process technology in all major product segments, and there could be execution issues associated with these changes, including product defects and errata along with lower than anticipated manufacturing yields. Product roadmap projections are affected by the timing and execution of the manufacturing ramp, product defects and errata (deviations from published specifications), changes in the timing of qualifying products for sale and changes in customer demand. For a variety of reasons, we may terminate product development before completion, or delay or decide not to manufacture and sell a developed product. For example, we may decide that the product might not be sufficiently competitive in the relevant market segment, or for technological or marketing reasons, we may decide to offer a different product instead. Revenue and the gross margin percentage are affected by the timing of new Intel product introductions and the demand for and market acceptance of our products; actions taken by Intel’s competitors, including product offerings, marketing programs and pricing pressures and our response to such actions; our ability to respond quickly to technological developments and to incorporate new features into our products; and the availability of sufficient inventory of Intel products and related components from other suppliers to meet demand. Factors that could cause demand to be different from our expectations include customer acceptance of Intel and competitor’s products; changes in customer order patterns, including order cancellations; changes in the level of inventory at customers; and changes in business and economic conditions.
•	Our gross margin percentage could vary significantly from expectations based on changes in revenue levels; product mix and pricing; capacity utilization; variations in inventory valuation, including variations related to the timing of qualifying products for sale; excess or obsolete inventory; manufacturing yields; changes in unit costs; impairments of long-lived assets, including manufacturing, assembly/test and intangible assets; and the timing and execution of the manufacturing ramp and associated costs, including start-up costs.

•	Expenses, particularly certain marketing and compensation expenses, vary depending on the level of demand for our products and the level of revenue and profits. We are in the midst of a structure and efficiency review which is resulting in several actions that could have an impact on expected expense levels and gross margin.

•	Our results could be impacted by unexpected economic, social, political and physical/infrastructure conditions in the countries in which we, our customers or our suppliers operate, including military conflict and other security risks, natural disasters, infrastructure disruptions, health concerns and fluctuations in currency exchange rates.

•	Our results could be affected by adverse effects associated with product defects and errata (deviations from published specifications), and by litigation or regulatory matters involving intellectual property, stockholder, consumer, antitrust and other issues, such as the litigation and regulatory matters described in our SEC reports.

•	Our results could be affected by the amount, type, and valuation of share-based awards granted as well as the amount of awards cancelled due to employee turnover and the timing of award exercises by employees.
Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or developments after the date of this prospectus supplement.
TRADEMARKS
Intel and the Intel logo are registered trademarks of Intel Corporation or its subsidiaries in the United States and other countries. *Other names and brands may be claimed as the property of others.

PROSPECTUS
INTEL CORPORATION
DEBT SECURITIES
COMMON STOCK
PREFERRED STOCK
WARRANTS
DEPOSITARY SHARES
PURCHASE CONTRACTS
GUARANTEES
UNITS

        We or selling securityholders may from time to time offer to sell debt securities, common stock, preferred stock, warrants, depositary shares, purchase contracts, guarantees or units. Each time we or a selling securityholder sells securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities.
      Our common stock is listed on the Nasdaq National Market® under the symbol “INTC.”
       Investing in our securities involves a high degree of risk. See “Risk Factors” section of our filings with the SEC and the applicable prospectus supplement.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated March 30, 2006

      If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies.

FORWARD-LOOKING STATEMENTS
      This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, included or incorporated herein regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would,” and similar expressions or expressions of the negative of these terms. Such statements are only predictions and, accordingly, are subject to substantial risks, uncertainties and assumptions.
      Many factors could affect our actual results, and variances from our current expectations regarding such factors could cause actual results to differ materially from those expressed in our forward-looking statements. We presently consider the factors set forth below to be important factors that could cause actual results to differ materially from our published expectations. A more detailed discussion of these factors, as well as other factors that could affect our results, is contained under the heading “Risk factors” in our SEC filings, including the report on Form 10-K for the year ended December 31, 2005. However, management cannot predict all factors, or combinations of factors, that may cause actual results to differ materially from those projected in any forward-looking statements. Factors that could cause our results to be different from our expectations include:

•	we operate in intensely competitive industries that are characterized by a high percentage of costs that are fixed or difficult to reduce in the short term, and by product demand that is highly variable. Revenue and the gross margin percentage are affected by the demand for and market acceptance of our products; the availability of sufficient inventory of Intel products and related components from other suppliers to meet demand; pricing pressures; actions taken by Intel’s competitors; and our ability to respond quickly to technological developments and to incorporate new features into our products. Factors that could cause demand to be different from our expectations include changes in customer product needs, including order cancellations; changes in customers’ level of inventory; and changes in business and economic conditions;

•	our gross margin percentage could vary from expectations based on changes in revenue levels; product mix and pricing; variations in inventory valuation, including variations related to the timing of qualifying products for sale; excess or obsolete inventory; manufacturing yields; changes in unit costs; capacity utilization; impairments of long-lived assets, including manufacturing, assembly/test and intangible assets; and the timing and execution of the manufacturing ramp and associated costs, including start-up costs;

•	expenses, particularly certain marketing and compensation expenses, vary depending on the level of demand for our products and the level of revenue and profits;

•	our results could be impacted by unexpected economic, social and political conditions in the countries in which we, our customers or our suppliers operate, including security risks, possible infrastructure disruptions and fluctuations in foreign currency exchange rates;

•	our results could be affected by adverse effects associated with product defects and errata (deviations from published specifications), and by litigation or regulatory matters involving intellectual property, stockholder, consumer, antitrust and other issues, such as the litigation and regulatory matters described in our SEC reports; and

•	our results could be affected by the amount, type, and valuation of share-based awards granted as well as the amount of awards cancelled due to employee turnover.
      Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or developments after the date of this prospectus.

ABOUT THIS PROSPECTUS
      This prospectus is part of a registration statement we filed with the SEC using a “shelf” registration process. We may sell any combination of the securities described in this prospectus from time to time.
      The types of securities that we or selling securityholders may offer and sell from time to time pursuant to this prospectus are:

•	debt securities;

•	common stock;

•	preferred stock;

•	warrants;

•	depositary shares;

•	purchase contracts;

•	guarantees; and

•	units consisting of any of the securities listed above.
      Each time we or selling securityholders sell securities pursuant to this prospectus, we will describe in a prospectus supplement, which will be delivered with this prospectus, specific information about the offering and the terms of the particular securities offered. In each prospectus supplement we will include the following information, if applicable:

•	the type and amount of securities that we or selling securityholders propose to sell;

•	the initial public offering price of the securities;

•	the names of any underwriters or agents through or to which we or selling securityholders will sell the securities;

•	any compensation of those underwriters or agents; and

•	information about any securities exchanges or automated quotation systems on which the securities will be listed or traded.
      In addition, the prospectus supplement may also add, update or change the information contained in this prospectus.
      Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update or change the information contained in this prospectus by means of a post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference into this prospectus or by any other method as may then be permitted under applicable law, rules or regulations.

THE COMPANY
      We are the world’s largest semiconductor chip maker, developing advanced integrated digital technology platforms for the computing and communications industries. Our goal is to be the preeminent provider of silicon chips and platform solutions to the worldwide digital economy. We offer products at various levels of integration, allowing our customers flexibility to create advanced computing and communications systems and products.
      Intel’s products include chips, boards and other semiconductor components that are the building blocks integral to computers, servers, and networking and communications products. Our component-level products consist of integrated circuits used to process information. Our integrated circuits are silicon chips, known as semiconductors, etched with interconnected electronic switches.
      We were incorporated in California in 1968 and reincorporated in Delaware in 1989. Our principal executive offices are located at 2200 Mission College Boulevard, Santa Clara, California 95054 and our telephone number is (408) 765-8080.
USE OF PROCEEDS
      We intend to use the net proceeds we receive from the sale of securities by us as set forth in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, we will not receive any proceeds from the sale of securities by selling securityholders.
RATIO OF EARNINGS TO FIXED CHARGES
      The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated:

Year Ended

December 31,	December 25,	December 27,	December 28,	December 29,
2005	2004	2003	2002	2001

169x	107x	72x	32x	18x
      The ratio of earnings to fixed charges is computed by dividing (i) income before income taxes plus fixed charges by (ii) fixed charges. Our fixed charges consist of the portion of operating lease rental expense that is representative of the interest factor and interest expense on indebtedness.

DESCRIPTION OF DEBT SECURITIES
      The following sets forth certain general terms and provisions of the indenture under which the debt securities are to be issued, unless otherwise specified in a prospectus supplement. The particular terms of the debt securities to be sold will be set forth in a prospectus supplement relating to such debt securities.
      The debt securities will represent unsecured general obligations of the Company, unless otherwise provided in the prospectus supplement. As indicated in the applicable prospectus supplement, the debt securities will either be senior debt or subordinated debt as described in such prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, the debt securities will be issued under an indenture dated as of March 29, 2006 between us and Citibank, N.A. that has been filed as an exhibit to the registration statement of which this prospectus is a part, subject to such amendments or supplemental indentures as are adopted from time to time. The following summary of certain provisions of that indenture does not purport to be complete and is subject to, and qualified in its entirety by, reference to all the provisions of that indenture, including the definitions therein of certain terms. Wherever particular sections or defined terms of the indenture are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference.
General
      The indenture does not limit the amount of debt securities that may be issued thereunder. The applicable prospectus supplement with respect to any debt securities will set forth the following terms of the debt securities offered pursuant thereto: (i) the title and series of such debt securities, including CUSIP numbers; (ii) any limit upon the aggregate principal amount of such debt securities of such title or series; (iii) whether such debt securities will be in global or other form; (iv) the date(s) and method(s) by which principal and any premium on such debt securities is payable; (v) interest rate or rates (or method by which such rate will be determined), if any; (vi) the dates on which any such interest will be payable and the method of payment; (vii) whether and under what circumstances any additional amounts are payable with respect to such debt securities; (viii) the notice, if any, to holders of such debt securities regarding the determination of interest on a floating rate debt security; (ix) the basis upon which interest on such debt securities shall be calculated, if other than that of a 360 day year of twelve 30-day months; (x) the place or places where the principal of and interest or additional amounts, if any, on such debt securities will be payable; (xi) any redemption or sinking fund provisions, or the terms of any repurchase at the option of the holder of the debt securities; (xii) the denominations of such debt securities, if other than $1,000 and integral multiples thereof; (xiii) any rights of the holders of such debt securities to convert the debt securities into other securities or property; (xiv) the terms, if any, on which payment of principal or any premium, interest or additional amounts on such debt securities will be payable in a currency other than U.S. dollars; (xv) the terms, if any, by which the amount of payments of principal or any premium, interest or additional amounts on such debt securities may be determined by reference to an index, formula, financial or economic measure or other methods; (xvi) if other than the principal amount hereof, the portion of the principal amount of such debt securities that will be payable upon declaration of acceleration of the maturity thereof or provable in bankruptcy; (xvii) any events of default or covenants in addition to or in lieu of those described herein and remedies therefor; (xviii) whether such debt securities will be subject to defeasance or covenant defeasance; (xix) the terms, if any, upon which such debt securities are to be issuable upon the exercise of warrants; (xx) any trustees other than Citibank, N.A., and any authenticating or paying agents, transfer agents or registrars or any other agents with respect to such debt securities; (xxi) the terms, if any, on which such debt securities will be subordinate to other debt of the Company; and (xxii) any other specific terms of such debt securities and any other deletions from or additions to or modifications of the indenture with respect to such debt securities.
      Debt securities may be presented for exchange, conversion or transfer in the manner, at the places and subject to the restrictions set forth in the debt securities and the prospectus supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the indenture.
      The indenture does not contain any covenant or other specific provision affording protection to holders of the debt securities in the event of a highly leveraged transaction or a change in control of the Company, except to the limited extent described below under “— Consolidation, Merger and Sale of Assets.” The Company’s certificate of incorporation also contains other provisions which may prevent or limit a change of control. See “Description of Capital Stock.”
Modification and Waiver
      The indenture provides that supplements to the indenture and the applicable supplemental indentures may be made by the Company and the trustee for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or of modifying in any manner the rights of the holders of debt securities of a series under the indenture or the debt securities of such series, with the consent of the holders of a majority (or such other amount as is provided for a particular series of debt securities) in principal amount of the outstanding debt securities issued under such indenture that are affected by the supplemental indenture, voting as a single class; provided that no such supplemental indenture may, without the consent of the holder of each such debt security affected thereby, among other things: (a) change the stated maturity of the principal of, or any premium, interest or additional amounts on, such debt securities, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest or any additional amounts thereon, or reduce any premium payable on redemption thereof or otherwise, or reduce the amount of the principal of debt securities issued with original issue discount that would be due and payable upon an acceleration of the maturity thereof or the amount thereof provable in bankruptcy, or change the redemption provisions or adversely affect the right of repayment at the option of the holder, or change the place of payment or currency in which the principal of, or any premium, interest or additional amounts with respect to any debt security is payable, or impair or affect the right of any holder of debt securities to institute suit for the payment after such payment is due, (b) reduce the percentage of outstanding debt securities of any series, the consent of the holders of which is required for any such supplemental indenture, or the consent of whose holders is required for any waiver or reduce the quorum required for voting; (c) modify any of the provisions of the sections of such indenture relating to supplemental indentures with the consent of the holders, waivers of past defaults or securities redeemed in part, except to increase any such percentage or to provide that certain other provisions of such indenture cannot be modified or waived without the consent of each holder affected thereby; or (d) make any change that adversely affects the right to convert or exchange any security into or for common stock or other securities, cash or other property in accordance with the terms of the applicable debt security.
      The indenture provides that a supplemental indenture that changes or eliminates any covenant or other provision of the indenture that has expressly been included solely for the benefit of one or more particular series of debt securities, or that modifies the rights of the holders of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the indenture of the holders of debt securities of any other series.
      The indenture provides that the Company and the applicable trustee may, without the consent of the holders of any series of debt securities issued thereunder, enter into additional supplemental indentures for one of the following purposes: (1) to evidence the succession of another corporation to the Company and the assumption by any such successor of the covenants of the Company in such indenture and in the debt securities issued thereunder; (2) to add to the covenants of the Company or to surrender any right or power conferred on the Company pursuant to the indenture; (3) to establish the form and terms of debt securities issued thereunder; (4) to evidence and provide for a successor trustee under such indenture with respect to one or more series of debt securities issued thereunder or to provide for or facilitate the administration of the trusts under such indenture by more than one trustee; (5) to cure any ambiguity, to correct or supplement any provision in the indenture that may be inconsistent with any other provision of the indenture or to make any other provisions with respect to matters or questions arising under such indenture which shall not adversely affect the interests of the holders of any series of debt securities issued thereunder in any material respect; (6) to add to, delete from or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of securities under the indenture, (7) to add any additional events of default with respect to all or any series of debt securities; (8) to supplement any of the provisions of the indenture as may be necessary to permit or facilitate the defeasance and discharge of any series of debt securities, provided that such action does not adversely affect the interests of any holder of an outstanding debt security of such series or any other security in any material respect; (9) to make provisions with respect to the conversion or exchange rights of holders of debt securities of any series; (10) to amend or supplement any provision contained in such indenture or any supplemental indenture, provided that no such amendment or supplement shall materially adversely affect the interests of the holders of any debt securities then outstanding; or (11) to qualify such indenture under the Trust Indenture Act of 1939.
Events of Default
      Unless otherwise provided in any prospectus supplement, the following will be events of default under the indenture with respect to each series of debt securities issued thereunder: (a) default in the payment of principal (or premium, if any) or any additional amounts with respect to such principal or premium on any series of the debt securities outstanding under the indenture when due; (b) default in the payment of any interest or any additional amounts with respect to such interest on any series of the debt securities outstanding under the indenture when due, continued for 30 days; (c) default in the payment, if any, of any sinking fund installment when and as due by the terms of any debt security of such series, subject to any cure period that may be specified in any debt security of such series; (d) failure to perform any other covenant or warranty of the Company contained in such indenture or such debt securities continued for 90 days after written notice; (e) certain events of bankruptcy, insolvency or reorganization of the Company; and (f) any other event of default provided in a supplemental indenture with respect to a particular series of debt securities. In case an event of default other than a default specified in clause (e) above shall occur and be continuing with respect to any series of such debt securities, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of such series then outstanding (each such series acting as a separate class) may declare the principal (or, in the case of discounted debt securities, the amount specified in the terms thereof) of such series to be due and payable. If an event of default described in (e) above shall occur and be continuing then the principal amount (or, in the case of discounted debt securities, the amount specified in the terms thereof) of all the debt securities outstanding shall be and become due and payable immediately, without notice or other action by any holder or the applicable trustee, to the full extent permitted by law. Any event of default with respect to particular series of debt securities under such indenture may be waived by the holders of a majority in aggregate principal amount of the outstanding debt securities of such series (voting as a class), except in each case a failure to pay principal of or premium, interest or additional amounts, if any, on such debt securities or a default in respect of a covenant or provision which cannot be modified or amended without the consent of each holder affected thereby.
      The indenture provides that the applicable trustee may withhold notice to the holders of any default with respect to any series of debt securities (except in payment of principal of or interest or premium on, or sinking fund payment in respect of, the debt securities) if the applicable trustee considers it in the interest of holders to do so.
      The indenture contains a provision entitling the applicable trustee to be indemnified by the holders before proceeding to exercise any trust or power under such indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the then outstanding debt securities of any series may direct the time, method and place of conducting any proceedings for any remedy available to the applicable trustee or of exercising any trust or power conferred upon the applicable trustee with respect to the debt securities of such series; provided, however, that the applicable trustee may decline to follow any such direction if, among other reasons, the applicable trustee determines in good faith that the actions or proceedings as directed may not lawfully be taken or would be unduly prejudicial to the holders of the debt securities of such series not joining in such direction. The right of a holder to institute a proceeding with respect to the applicable indenture will be subject to certain conditions precedent including, without limitation, that the holders of not less than 25% in aggregate principal amount of the debt securities of such series then outstanding under such indenture make a written request upon the applicable trustee to exercise its powers under such indenture, indemnify the applicable trustee and afford the applicable trustee reasonable opportunity to act, but the holder has an absolute right to receipt of the principal of, premium, if any, and interest when due on the debt securities, to require conversion of debt securities if such indenture provides for convertibility at the option of the holder and to institute suit for the enforcement thereof.
Consolidation, Merger and Sale of Assets
      The indenture provides that the Company may not consolidate with, merge into or sell, convey or lease all or substantially all of its assets to any person unless the successor person is a corporation organized under the laws of any domestic jurisdiction and assumes the Company’s obligations on the debt securities issued thereunder, and under such indenture, and after giving effect thereto no event of default, and no event that, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing, and that certain other conditions are met.
Certain Covenants
      Existence. Except as permitted under “— Consolidation, Merger and Sale of Assets,” the indenture requires the Company to do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (by certificate of incorporation, bylaws and statute) and franchises; provided, however, that the Company will not be required to preserve any right or franchise if the Company determines that the preservation thereof is no longer desirable in the conduct of its business.
      Calculation of Original Issue Discount. The Company shall file with the trustee promptly at the end of each calendar year a written notice specifying the amount of original issue discount accrued on outstanding securities at the end of such year and any other specific information as may then be relevant under the Internal Revenue Code of 1986, as amended.
      Additional Covenants. Any additional covenants of the Company with respect to any series of debt securities will be set forth in the prospectus supplement relating thereto.
Conversion Rights
      The terms and conditions, if any, upon which the debt securities are convertible into common stock or preferred stock will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of redemption of such debt securities and any restrictions on conversion.
Redemption; Repurchase at the Option of the Holder; Sinking Fund
      The terms and conditions, if any, upon which (i) the debt securities are redeemable at the option of the Company, (ii) the holder of debt securities may cause the Company to repurchase such debt securities or (iii) the debt securities are subject to any sinking fund will be set forth in the applicable prospectus supplement relating thereto.
Repurchases on the Open Market
      The Company or any affiliate of the Company may at any time or from time to time repurchase any debt security in the open market or otherwise. Such debt securities may, at the option of the Company or the relevant affiliate of the Company, be held, resold or surrendered to the trustee for cancellation.
Discharge, Defeasance and Covenant Defeasance
      The indenture provides, with respect to each series of debt securities issued thereunder, that the Company may terminate its obligations under such debt securities of a series and such indenture with respect to debt securities of such series if: (A)(i) all debt securities of such series previously authenticated and delivered, with certain exceptions, have been accepted by the applicable trustee for cancellation; or (ii) the debt securities of such series have become due and payable, or mature within one year, or all of them are to be called for redemption within one year under arrangements satisfactory to the applicable trustee for giving the notice of redemption, (B) the Company irrevocably deposits in trust with the applicable trustee, as trust funds solely for the benefit of the holders of such debt securities, for that purpose, money sufficient to pay the entire indebtedness on the debt securities of such series to maturity or redemption, as the case may be, and to pay all other sums payable by it under such indenture, and (C) the Company delivers to the applicable trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in such indenture relating to the satisfaction and discharge of such indenture with respect to the debt securities of such series have been complied with. With respect to the foregoing clause (i) and (ii), certain obligations of the Company to the Trustee shall survive. With respect to the foregoing clause (ii), the Company’s obligations to execute and deliver debt securities of such series for authentication, to maintain an office or agency in respect of the debt securities of such series, to have moneys held for payment in trust, to register the transfer or exchange of debt securities of such series, to deliver debt securities of such series for replacement, to pay additional amounts, if any, in certain circumstances, and with respect to rights of conversion or exchange, if any, shall survive until such debt securities are no longer outstanding. Thereafter, only the Company’s obligations to compensate and indemnify the applicable trustee and its right to recover excess money held by the applicable trustee shall survive.
      The indenture provides that the Company (i) will be deemed to have paid and will be discharged from any and all obligations in respect of the debt securities issued thereunder of any series, and the provisions of such indenture will, except as noted below, no longer be in effect with respect to the debt securities of such series and (ii) may omit to comply with any term, provision, covenant or condition of such indenture, and such omission shall be deemed not to be an event of default under clause (d) or (f) of the first paragraph of “— Events of Default” with respect to the outstanding debt securities of such series; provided that the following conditions shall have been satisfied: (A) the Company has irrevocably deposited in trust with the applicable trustee as trust funds solely for the benefit of the holders of the debt securities of such series, for payment of the principal of and interest of the debt securities of such series, money or government obligations or a combination thereof sufficient (in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the applicable trustee) without consideration of any reinvestment to pay and discharge the principal of and accrued interest on the outstanding debt securities of such series to maturity or earlier redemption (irrevocably provided for under arrangements satisfactory to the applicable trustee), as the case may be; (B) such deposit will not result in a breach or violation of, or constitute a default under, such indenture or any other material agreement or instrument to which the Company is a party or by which it is bound; (C) no default with respect to such debt securities of such series shall have occurred and be continuing on the date of such deposit; (D) the Company shall have delivered to such trustee an opinion of counsel as described in the indenture to the effect that (1) the holders of the debt securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of the Company’s exercise of its option under this provision of such indenture and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred, and (2) after the 91st day after the establishment of such trust, the amounts in such trust will not be subject to any case or proceeding in respect of the Company under applicable bankruptcy, insolvency or similar law; and (E) the Company has delivered to the applicable trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in such indenture relating to the defeasance contemplated have been complied with. Subsequent to a legal defeasance under clause (i) above, the Company’s obligations to execute and deliver debt securities of such series for authentication, to maintain an office or agency in respect of the debt securities of such series, to have moneys held for payment in trust, to register the transfer or exchange of debt securities of such series, to deliver debt securities of such series for replacement, to pay additional amounts, if any, in certain circumstances, and with respect to rights of conversion or exchange, if any, shall survive until such debt securities are no longer outstanding.
Applicable Law
      The indenture provides that the debt securities and the indenture will be governed by and construed in accordance with the laws of the State of New York.
About the Trustee
      Unless otherwise specified in the applicable prospectus supplement, Citibank, N.A. is the trustee under the indenture.

DESCRIPTION OF CAPITAL STOCK
General

Common Stock
      Under Intel’s second restated certificate of incorporation (the “certificate of incorporation”), Intel is authorized to issue up to 10 billion shares of common stock. The common stock is not redeemable, does not have any conversion rights and is not subject to call. Holders of shares of common stock have no preemptive rights to maintain their percentage of ownership in future offerings or sales of stock of Intel. Holders of shares of common stock have one vote per share in all elections of directors and on all other matters submitted to a vote of stockholders of Intel. The holders of common stock are entitled to receive dividends, if any, as and when declared from time to time by the board of directors of Intel out of funds legally available therefor. Upon liquidation, dissolution or winding up of the affairs of Intel, the holders of common stock will be entitled to participate equally and ratably, in proportion to the number of shares held, in the net assets of Intel available for distribution to holders of common stock. The shares of common stock currently outstanding are fully paid and nonassessable. As of January 27, 2006, there were approximately 5,883 million shares of common stock issued and outstanding.

Preferred Stock
      Under the certificate of incorporation, Intel is authorized to issue up to 50 million shares of preferred stock. The preferred stock may be issued in one or more series, and the board of directors of Intel is expressly authorized (i) to fix the descriptions, powers, preferences, rights, qualifications, limitations, and restrictions with respect to any series of preferred stock and (ii) to specify the number of shares of any series of preferred stock. As of January 27, 2006, there were no shares of preferred stock issued and outstanding.
Certain certificate of incorporation provisions

General effect
      Intel has adopted a number of provisions in its certificate of incorporation that might discourage certain types of transactions that involve an actual or threatened change of control of Intel. The provisions may make it more difficult and time consuming to change majority control of the board of directors and thus reduce the vulnerability of Intel to an unsolicited offer, particularly an offer that does not contemplate the acquisition of all of Intel’s outstanding shares.
      These provisions are intended to encourage persons seeking to acquire control of Intel to initiate such an acquisition through arm’s-length negotiations with Intel’s management and board of directors. Additionally, such provisions provide management with the time and information necessary to evaluate a takeover proposal, to study alternative proposals and to help ensure that the best transaction involving Intel is ultimately undertaken. Nonetheless, the provisions could have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of Intel, even though such an attempt might be beneficial to Intel and its stockholders.

Fair price provision
      The certificate of incorporation contains a fair price provision (the “fair price provision”) which requires that mergers and certain other business combinations (“business combinations”) involving Intel and persons beneficially owning 5% or more of the outstanding shares of common stock (an “interested stockholder”) either (i) meet certain minimum price and procedural requirements, (ii) be approved by a majority of the members of Intel’s board of directors who are unaffiliated with the 5% stockholder and who were directors before the stockholder became a 5% stockholder (the “disinterested directors”) or (iii) be approved by the holders of at least 66 2/3 % of the voting power of Intel’s outstanding voting stock (“voting stock”).

      Minimum price and procedural requirements. To consummate a business combination based on the minimum price and procedural requirements condition, all the following conditions must be satisfied:

(a) Intel’s stockholders shall have the right to receive cash for their shares if cash was paid by the interested stockholder to acquire any shares of Intel’s stock, or any interest therein, in the two years prior to the announcement of the transaction;

(b) The aggregate amount of the cash and the fair market value (calculated in accordance with the fair price provision) to be paid shall equal the higher of: (1) the highest price per share paid by the interested stockholder in acquiring any shares of voting stock during the five years prior to the date of the consummation of the business combination (the “consummation date”) or (2) the fair market value per share of common stock on the date on which the interested stockholder became an interested stockholder (the “determination date”) or the consummation date whichever is higher;

(c) after the determination date and prior to the consummation date (1) if Intel pays regular dividends, Intel shall not have failed to pay dividends, reduced the annual rate of dividends or failed to increase the rate of dividends to reflect a reduction in the number of shares of voting stock, unless approved by a majority of the disinterested directors; (2) the interested stockholder shall not have acquired any additional shares of voting stock, directly from Intel or otherwise, in any transaction after the transaction pursuant to which it became an interested stockholder and (3) the interested stockholder shall not have received, at any time after it became an interested stockholder, whether in connection with the proposed business combination or otherwise, the benefit of any loan or other financial assistance or tax advantage provided by Intel (other than proportionately as a stockholder); and

(d) a proxy or information statement disclosing the terms and conditions of the proposed business combination and complying with the requirements of the proxy rules promulgated under the Exchange Act must be mailed to all stockholders of Intel at least 30 days before the consummation of a business combination. The disinterested directors must be provided in such proxy statement an opportunity to state their views regarding the proposed business combination and to include therewith an opinion of an independent investment banking firm they have selected.
      66 2/3% vote required to amend or repeal the fair price provision. The certificate of incorporation requires the affirmative vote of the holders of 66 2/3% or more of the outstanding voting stock to amend, alter or repeal, or to adopt any provisions inconsistent with, the fair price provision.

No action by stockholder consent
      Intel’s certificate of incorporation prohibits action that is required or permitted to be taken at any annual or special meeting of stockholders of Intel from being taken by the written consent of stockholders without a meeting. This provision may be altered, amended or repealed only if the holders of 66 2/3 % or more of voting stock vote in favor of such action.

Proposal to repeal certain provisions of our certificate of incorporation
      Our proxy statement for our 2006 annual meeting contains a stockholder proposal to remove the fair price provision from our certificate of incorporation and to repeal the super-majority vote provisions in our certificate of incorporation, including those related to the fair price provision, certain amendments to our certificate of incorporation and stockholder approval of a compromise or arrangement between Intel and its creditors or stockholders.
DESCRIPTION OF OTHER SECURITIES
      We will set forth in the applicable prospectus supplement a description of any warrants, depositary shares, purchase contracts, guarantees or units that may be offered pursuant to this prospectus.

PLAN OF DISTRIBUTION
      The securities being offered by this prospectus may be sold by us or by a selling securityholder:

•	through agents,

•	to or through underwriters,

•	through broker-dealers (acting as agent or principal),

•	directly by us or a selling securityholder to purchasers, through a specific bidding or auction process or otherwise,

•	through a combination of any such methods of sale;

•	through any other methods described in a prospectus supplement
      The distribution of securities may be effected from time to time in one or more transactions, including block transactions and transactions on the Nasdaq National Market or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.
      Agents may from time to time solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.
      If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. The applicable prospectus supplement will set forth the managing underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and the applicable prospectus supplement will be used by the underwriters to resell the securities.
      If a dealer is used in the sale of the securities, we, a selling securityholder, or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.
      We or a selling securityholder may directly solicit offers to purchase the securities and we or a selling securityholder may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

      Agents, underwriters and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. If required, the prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries in the ordinary course of business.
      Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.
      Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.
      Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. If any such activities will occur, they will be described in the applicable prospectus supplement.

SELLING SECURITYHOLDERS
      Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act that are incorporated by reference.
LEGAL MATTERS
      In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplements, the validity of those securities will be passed upon for us by Gibson, Dunn & Crutcher LLP, and for any underwriters or agents by counsel named in the applicable prospectus supplement.
EXPERTS
      Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2005, and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2005, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any reports, statements or other information on file at the SEC’s public reference room located at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings are also available to the public from commercial document retrieval services. These filings are also available at the Internet website maintained by the SEC at http://www.sec.gov.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
      THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED IN OR DELIVERED WITH THIS PROSPECTUS. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS AND IN THE DOCUMENTS THAT WE HAVE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM OR IN ADDITION TO THE INFORMATION CONTAINED IN THIS DOCUMENT AND INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.
      We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained herein or by information contained in documents filed with or furnished to the SEC after the date of this prospectus. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about us and our financial condition.

Intel SEC Filings (File No. 000-06217)	Period

Annual report on Form 10-K (including the portions of our proxy statement for our 2006 annual meeting of stockholders incorporated by reference therein)	Year ended December 31, 2005
Current reports on Form 8-K	Filed, January 19, 2006 and February 9, 2006.
      We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus to the end of the offering of the debentures. These documents may include annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements. We are not incorporating by reference any information furnished under items 2.02 or 7.01 (or corresponding information furnished under item 9.01 or included as an exhibit) in any past or future current report on Form 8-K that we may file with the SEC, unless otherwise specified in such current report. Notwithstanding any statements to the contrary in such report, we are not incorporating by reference our current report on Form 8-K filed January 17, 2006 or March 3, 2006. As we announced on March 3, 2006, Intel’s Business Outlook, published in our Annual Report on Form 10-K for the year ended Dec. 31, 2005 no longer reflects our expectations and should not be relied upon.
      You may obtain copies of any of these filings through Intel as described below, through the SEC or through the SEC’s Internet website as described above. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus, by requesting them in writing, by telephone or via the Internet at:
Intel Corporation
2200 Mission College Blvd., M/S SC4-203
Santa Clara, CA 95052-8119
Attn: Corporate Secretary
(408) 765-8080
www.intel.com
      THE INFORMATION CONTAINED ON OUR WEBSITE DOES NOT CONSTITUTE A PART OF THIS PROSPECTUS.